                                                                     Exhibit 4.6



================================================================================



                            SHARE PURCHASE AGREEMENT

                                      Among

                               GALEN INCORPORATED

                                       and

                                THE SHAREHOLDERS

                                       of

                     INTERACTIVE CLINICAL TECHNOLOGIES, INC.





                           DATED AS OF: April 30, 1999



================================================================================

1.    DEFINITIONS; GENERAL PROVISIONS..........................................2

      1.1   Definitions........................................................2

      1.2   General Provisions; Incorporation of Background...................14

2.    PURCHASE AND SALE OF SHARES; CLOSING....................................15

      2.1   Purchase and Sale of Purchased Shares.............................15

      2.2   Payment of Purchase Price.........................................15

      2.3   Closing Deliveries................................................21

      2.4   Closing...........................................................24

      2.5   Allocation of the Purchase Price..................................24

3.    REPRESENTATIONS AND WARRANTIES OF SELLERS...............................24

      3.1   Organization and Good Standing; No Subsidiaries, Etc..............24

      3.2   Capitalization....................................................25

      3.3   Authority; No Conflict............................................25

      3.4   Financial Statements..............................................27

      3.5   Receivables; Tangible Property; Equipment; Books and Records......28

      3.6   Title To Assets; Encumbrances; Real Estate Matters................28

      3.7   Products; Warranties; Claims......................................29

      3.8   Taxes.............................................................30

      3.9   Employment Agreements; Employee Benefits; ERISA...................31

      3.10  Compliance With Certain Legal Requirements; Governmental
              Authorizations..................................................34

      3.11  Legal Proceedings; Orders; Workers' Compensation Claims...........35

      3.12  Absence of Certain Changes and Events.............................36

      3.13  Contracts; Leases; Absence of Certain Practices...................38

      3.14  Insurance.........................................................42

      3.15  Environmental Matters.............................................43


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      3.16  Employees.........................................................45

      3.17  Labor Disputes; Compliance........................................45

      3.18  Intellectual Property.............................................47

      3.19  Relationships With Related Persons................................49

      3.20  Brokers or Finders................................................50

      3.21  Bank Accounts; Powers of Attorney.................................50

      3.22  No Undisclosed Liabilities........................................50

      3.23  Disclosure........................................................50

4.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................50

      4.1   Organization and Good Standing....................................50

      4.2   Authority; No Conflict............................................51

      4.3   Certain Proceedings...............................................51

      4.4   Brokers or Finders................................................52

      4.5   Investment Representations........................................52

      4.6   Galen Stock.......................................................52

      4.7   Summaries.........................................................52

5.    MUTUAL COVENANTS; COVENANTS OF SELLERS..................................52

      5.1   Mutual Covenants Regarding Taxes, Etc.............................52

      5.2   Investment Representations........................................57

      5.3   Subordination of Deferred Payments................................57

6.    COVENANTS OF PURCHASER..................................................57

      6.1   Filing of Tax Returns.............................................57

      6.2   Change of Fiscal Year of ICTI.....................................58

      6.3   Default Rate of Interest..........................................58

      6.4   Operation of Business During Earnout Period.......................58


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      6.5   Operations Through September 30, 1999.............................59

      6.6   Delivery of Certain Minutes.......................................59

7.    INDEMNIFICATION; REMEDIES...............................................59

      7.1   Survival..........................................................59

      7.2   General Indemnification and Reimbursement by the Sellers..........59

      7.3   General Indemnification and Reimbursement by Purchaser............60

      7.4   Tax Indemnification; Apportionment of Taxes.......................60

      7.5   Time Limitations..................................................61

      7.6   Limitations on Amount of Liability................................62

      7.7   Procedure for Indemnification - Third Party Claims................63

      7.8   Exclusive Remedy; Etc.............................................66

      7.9   Set-Off...........................................................67

      7.10  Form of Indemnification Payments..................................67

      7.11  Waiver of Trial by Jury...........................................67

      7.12  Limited Liability of Certain Sellers..............................67

8.    GENERAL PROVISIONS......................................................68

      8.1   Seller Representatives; Power of Attorney.........................68

      8.2   Expenses..........................................................69

      8.3   Public Announcements..............................................69

      8.4   Notices...........................................................69

      8.5   Jurisdiction; Service of Process..................................70

      8.6   Further Assurances................................................71

      8.7   Waiver............................................................71

      8.8   Entire Agreement and Modification.................................71

      8.9   Assignments, Successors, and No Third-Party Rights................71

      8.10  Severability......................................................72


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      8.11  Section Headings, Construction....................................72

      8.12  Time of Essence...................................................72

      8.13  Governing Law.....................................................72

      8.14  Counterparts......................................................72

      8.15  Records Retention.................................................72


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EXHIBITS
--------

Exhibit "A"            -   List of Sellers
Exhibits "B-1",        -   Agreements Not to Compete
"B-2", and "B-3"
Exhibits "C-1",        -   Confidentiality and Noncompete Agreements
"C-2", and "C-3"
Exhibits "D-1" and     -   Employment Agreements
"D-2"
Exhibit "E"            -   Form 8023
Exhibit "F"            -   General Release
Exhibit "G"            -   Opinion of Counsel to ICTI and Sellers
Exhibit "H"            -   Opinion of Counsel to Purchaser

SCHEDULES
---------
Schedule 1.1.4(B-1)    -   List of Sellers Owning In Excess of 100,000 Shares
                           of ICTI Stock
Schedule 1.1.4(B-2)    -   List of Sellers Owning More Than 15,000 But Less
                           Than 100,000 Shares of ICTI Stock
Schedule 1.1.4(B-3)    -   List of Sellers Owning Not More Than 15,000 Shares
                           of ICTI Stock
Schedule 1.1.6         -   Balance Sheet
Schedule 1.1.14(C-1)   -   List of Sellers Executing the Confidentiality and
                           Noncompete Agreement in the form of Exhibit "C-1"
Schedule 1.1.14(C-2)   -   List of Sellers Executing the Confidentiality and
                           Noncompete Agreement in the form of Exhibit "C-2"
Schedule 1.1.14(C-3)   -   List of Sellers Executing the Confidentiality and
                           Noncompete Agreement in the form of Exhibit "C-3"
Schedule 1.1.35        -   Financial Statements
Schedule 1.1.54        -   Leased Personal Property
Schedule 1.1.55        -   Leased Real Property
Schedule 1.1.56        -   Leases
Schedule 1.1.67        -   Permitted Encumbrances
Schedule 1.1.72        -   Purchased Shares
Schedule 2.2(a)        -   Allocation of Purchase Price Among Sellers
Schedule 2.5           -   Allocation of Purchase Price
Schedule 3.1           -   Ownership of Stock; Control


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
Schedule 3.2(b)        -   Exceptions Regarding ICTI Stock
Schedule 3.3(b)        -   Conflicts Regarding ICTI
Schedule 3.3(c)        -   Consents
Schedule 3.3(d)        -   Conflicts Regarding Sellers
Schedule 3.4(b)        -   Interim Financial Statements
Schedule 3.5(b)        -   Tangible Property
Schedule 3.6(b)        -   Exceptions Regarding Leased Real Property
Schedule 3.7           -   Warranty and Products Liabilities Claims
Schedule 3.8(a)        -   Tax Returns and Payments
Schedule 3.8(c)        -   State "S Corporation" Elections
Schedule 3.8(d)        -   Audits
Schedule 3.9(a)        -   List of Officers, Directors, Employees and Related
                           Employment Agreements, Etc.
Schedule 3.9(b)        -   Employee Benefit Plans
Schedule 3.9(c)        -   Exceptions Regarding Employee Benefit Plans
Schedule 3.9(d)        -   Certain Payments to Employees, Etc.
Schedule 3.9(e)        -   Contributions; Absence of Events
Schedule 3.10(a)       -   Exceptions to Compliance with Legal Requirements;
                           Etc.
Schedule 3.10(b)       -   List of Material Government Permits; Exceptions
Schedule 3.11(a)       -   Proceedings
Schedule 3.11(b)       -   Orders
Schedule 3.11(c)       -   Workers Compensation Claims
Schedule 3.12(a)       -   Absence of Certain Changes and Events
Schedule 3.12(b)       -   Material Adverse Effect
Schedule 3.13(a)       -   Certain Contracts and Leases
Schedule 3.13(b)       -   Exceptions Regarding Contracts and Leases
Schedule 3.14(a)       -   Insurance Policies
Schedule 3.14(b)       -   Contracts and Arrangements Regarding Third Party
                           Insurance Coverage
Schedule 3.14(d)       -   Prior Insurance Policies
Schedule 3.15(a)       -   Environmental Matters
Schedule 3.15(b)       -   List of Environmental Reports
Schedule 3.15(c)       -   List of Environmental Permits
Schedule 3.16          -   List of Certain Employees
Schedule 3.17          -   Labor Matters
Schedule 3.18(a)       -   Contracts Relating to Intellectual Property;
                           Disputes; Etc.


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Schedule 3.18(b)       -   List of Intellectual Property
Schedule 3.18(e)       -   Royalty Payments; Etc.
Schedule 3.19(a)       -   Relationships with Related Persons
Schedule 3.21          -   Bank Accounts, Etc.
Schedule 4.2(b)        -   No Conflict Regarding Purchaser
Schedule 4.2(c)        -   Consents


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
                            SHARE PURCHASE AGREEMENT

                  THIS SHARE PURCHASE AGREEMENT is made as of the 30th day of April, 1999, by and among GALEN INCORPORATED, a Pennsylvania corporation trading and doing business under the registered fictitious name "Clinical Trial Services" ("Purchaser"), and the adult individuals identified on Exhibit "A" attached hereto and made a part hereof (collectively, the "Sellers").


                                   BACKGROUND


                  A. Interactive Clinical Technologies, Inc. ("ICTI") is a New Jersey corporation engaged throughout the world in the business (the "Business") of developing, marketing, selling, installing, validating and servicing interactive voice response systems for use in the pharmaceutical and healthcare industries, specifically for use in connection with the conducting of pharmaceutical clinical trials.

                  B. The Sellers collectively own all of the issued and outstanding shares of capital stock of ICTI.

                  C. Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, all of the issued and outstanding shares of capital stock of ICTI, representing all interests in ICTI's equity, pursuant to, and in accordance with, the terms and conditions set forth herein.


                                    AGREEMENT


                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants, agreements, representations, and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:


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         1.       DEFINITIONS; GENERAL PROVISIONS.

                  1.1 Definitions. For purposes of this Agreement and the Exhibits and Schedules attached hereto, the following terms shall have the meanings specified or referred to below, unless the context otherwise requires:

                           1.1.1 "Accounting Arbitrator" - as defined in Section
2.2(d)(ii).

                           1.1.2 "Affiliate" - with respect to a specified
Person, any other Person that directly, or indirectly through one or more intermediaries, controls or in controlled by, or is under common control with, the specified Person.

                           1.1.3 "Agreement" - this Share Purchase Agreement,
including all amendments hereof and all Exhibits and Schedules hereto.

                           1.1.4 "Agreements Not to Compete" - collectively, the
Agreements Not to Compete in the forms attached hereto as Exhibits "B-1," "B-2" and "B-3" to be executed by those Sellers identified on Schedules 1.1.4(B-1), 1.1.4(B-2) and 1.1.4(B-3), respectively.

                           1.1.5 "Average Mid Price" - an amount, expressed in
terms of British Pounds Sterling, equal to the mid market quotation for Galen Stock for the ten (10) trading days immediately preceding the Supplemental Closing Date, as determined by reference to the Daily Official List of the London Stock Exchange, as converted to Dollars in accordance with the mid market spot foreign exchange rate in effect as of 8:00 a.m. (British Summer Time or the then prevailing time in the United Kingdom) on the Supplemental Closing Date or the nearest business day thereafter, as published by the Bank of Ireland in the United Kingdom.

                           1.1.6 "Balance Sheet" - the reviewed balance sheet of
ICTI as of December 31, 1997, a copy of which is attached hereto as Schedule 1.1.6.

                           1.1.7 "Balance Sheet Date" - December 31, 1997.

                           1.1.8 "Breach" - a "Breach" of a representation,
warranty, covenant, obligation or other provision of this Agreement or any Related Agreement will be deemed to have occurred if there is or has been any inaccuracy


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in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

                           1.1.9 "Business" - as defined in the Background of
this Agreement.

                           1.1.10 "Claim Notice" - as defined in Section 7.5(a).

                           1.1.11 "Closing" - the consummation of the
Contemplated Transactions pursuant to Section 2.4.

                           1.1.12 "Closing Date" - the date and time as of which
the Closing actually takes place.

                           1.1.13 "Code" - the Internal Revenue Code of 1986, as
amended, or any successor law, and any regulations promulgated by the IRS pursuant to that code or any successor law.

                           1.1.14 "Confidentiality and Noncompete Agreements" -
collectively, the Confidentiality and Noncompete Agreements in the forms attached hereto as Exhibits "C-1", "C-2" and "C-3" to be executed by those Sellers identified on Schedules 1.14(C-1), 1.1.14(C-2) and 1.1.14(C-3), respectively.

                           1.1.15 "Consent" - any approval, consent,
ratification, waiver, or other authorization or release (including any Governmental Authorization).

                           1.1.16 "Contamination" - the uncontained presence of
any Hazardous Substances which requires remedial actions under any applicable Environmental Law.

                           1.1.17 "Contemplated Transactions" - collectively,
all of the transactions contemplated by this Agreement and each of the Related Agreements.

                           1.1.18 "Contract" - any agreement or contract
(whether written or oral) that is legally binding.

                           1.1.19 "control" - or any derivation thereof, shall
mean possession, directly or indirectly, of the power to direct or cause the direction of


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the management or policies (whether through the ownership of securities or of partnership or other ownership interests, by contract or otherwise), provided, that, in any event, any Person that owns or holds, directly or indirectly, ten percent (10%) or more of the voting securities or ten percent (10%) or more of the partnership or other equity interests of any other Person (other than as a limited partner of such Person) will be deemed to control such other Person.

                           1.1.20 "Damages" - collectively, all claims,
Liabilities, obligations, losses, damages (whether special, incidental, consequential or otherwise), deficiencies, assessments, Encumbrances, judgments, penalties, fines, costs, and expenses (including reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, or other Proceeding or demand); provided, however, that in the event that the loss, claim or other Liability which gave rise to the right to receive indemnification (a) is covered by insurance maintained by or for the benefit of the party entitled to receive indemnification or that was heretofore or is hereafter maintained by ICTI or (b) results in a Tax benefit to the party entitled to receive indemnification, the amount of any "Damages" will be reduced by the amount of (i) any insurance proceeds actually received by, or actually paid to a third party for the benefit of, the party entitled to receive indemnification less an amount equal to (A) any costs incurred for the collection of such insurance proceeds plus (B) any actual insurance premium increase attributable to the claim with respect to which such insurance proceeds are paid and (ii) any such Tax benefit that is actually realized by the party entitled to receive indemnification.

                           1.1.21 "Deductible" - as defined in Section 7.6(a).

                           1.1.22 "Department" - United States Department of
Labor.

                           1.1.23 "Earnout Financial Statements" - as defined in
Section 2.2(d)(i).

                           1.1.24 "Earnout Payments" - as defined in Section
2.2(c).

                           1.1.25 "Earnout Periods" - collectively, the twelve
(12) month periods ending September 30, 2000 and September 30, 2001.


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                           1.1.26 "Earnout Statement" - as defined in Section
2.2(d)(ii).

                           1.1.27 "Employee Benefit Plans" - collectively, any
plan, program, arrangement, agreement or commitment that is a severance or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, pension, stock purchase, stock option, restricted stock, profit sharing, severance pay, life, health, disability, accident, medical insurance, vacation, or other employee benefit plan, program, arrangement, agreement or commitment, including any "employee benefit plan" as defined in Section 3(3) of ERISA that is maintained by ICTI or to which ICTI contributes to, or has any obligation to contribute to, or with respect to which ICTI would be reasonably likely to have any liability.

                           1.1.28 "Employment Agreements" - collectively, the
Employment Agreements to be executed by Daniel J. Scanlon and Scott C. McCarty in the forms attached hereto as Exhibits "D-1" and "D-2," respectively.

                           1.1.29 "Encumbrance" - any charge, claim, equitable
interest, lien, option, pledge, security interest, or right of first refusal, restriction, covenant, easement, license, lease, mortgage, obligation, title defect or imperfection or right of others.

                           1.1.30 "Environmental, Health and Safety Liabilities"
- collectively, any Liabilities arising from or under any Environmental Law or Occupational Safety and Health Law.

                           1.1.31 "Environmental Law" - collectively, all Legal
Requirements (including rules, regulations, codes, plans, injunctions, judgments, Orders, decrees, rulings and charges thereunder) concerning pollution or protection of the environment, including laws relating to emissions, discharges, Releases, or threatened Releases of pollutants, contaminants, or Hazardous Substances into ambient air, surface water, groundwater, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Sections 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Sections 1001 et seq., the Resource Conservation and Recovery Act of 1976, 42 C.S.C. Sections 6901 et seq., each as amended through the date hereof.


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
                           1.1.32 "Environmental Permits" - as defined in
Section 3.15(c).

                           1.1.33 "ERISA" - the Employee Retirement Income
Security Act of 1974, as amended, or any successor law, and any regulations and rules issued pursuant to that act or to any successor law.

                           1.1.34 "European Operation" - the European
corporation or operating division that Galen Holdings will form, or cause to be formed, after the Closing to engage in the Business throughout Europe, which business will be developed with the assistance of Daniel J. Scanlon, Scott C. McCarty, Michael T. Long and Kevin O'Shea.

                           1.1.35 "Financial Statements" - collectively, (a)
ICTI's reviewed balance sheets for, and related reviewed statements of income and accumulated earnings for, the fiscal years ended December 31, 1996 and December 31, 1997, including the notes thereto and the reports prepared in connection therewith by the independent certified public accountants reporting thereon, copies of which financial statements are attached hereto as Schedule
1.1.35 and (b) ICTI's internally prepared balance sheets for and related statements of income and accumulated earnings for the fiscal year ended December 31, 1998, copies of which are attached hereto as Schedule 1.1.35.

                           1.1.36 "Form 8023" - Department or Treasury Form
8023, revised September 1997, in the form attached hereto as Exhibit "E".

                           1.1.37 "GAAP" - at any particular time, generally
accepted accounting principles as in effect in the United States at such time.

                           1.1.38 "Galen Holdings" - Galen Holdings, PLC, a
corporation organized under the laws of the United Kingdom and the ultimate parent corporation of Purchaser.

                           1.1.39 "Galen Stock" - the shares of the capital
stock of Galen Holdings.

                           1.1.40 "General Release" - the mutual general release
executed by ICTI and each of the Sellers in the form attached hereto as Exhibit "F".


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
                           1.1.41 "Governmental Authorization" - any Consent,
license or permit issued, granted or given by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                           1.1.42 "Governmental Body" - any federal, state,
local, municipal, foreign or other governmental or quasi-governmental entity or authority of any nature.

                           1.1.43 "Hazardous Substances" - any substance that is
now defined or listed in, or otherwise classified pursuant to, any applicable Environmental Law, Legal Requirement or Order, as a "hazardous substance," "hazardous material," "hazardous air pollutant," "extremely hazardous substance," "hazardous waste," "biohazardous waste," "toxic substance," "toxic pollutant," or any other formulation intended to define, list, regulate or classify substances by reason of their potentially deleterious properties such as ignitability, flammability, corrosivity, reactivity, combustibility, dispersability, volatility, carcinogenicity, or toxicity including, radioactive materials, explosives, urea formaldehyde, asbestos, polychlorinated biphenyls and also including petroleum products, byproducts and wastes or byproducts associated with the extraction, refining or use of petroleum, petroleum products or other hydrocarbons, whether or not any such petroleum products, byproducts, wastes or other hydrocarbons are listed or classified in such laws or regulations.

                           1.1.44 "ICTI" - as defined in the Background of this
Agreement.

                           1.1.45 "ICTI Stock" - the authorized capital stock of
ICTI.

                           1.1.46 "Indemnified Party" - as defined in Section
7.7(b).

                           1.1.47 "Indemnifying Party" - as defined in Section
7.7(b).

                           1.1.48 "Intellectual Property" - collectively, the
following intangible assets that are owned or used by ICTI in connection with the Business:

                                    (a) all fictitious business names, and any
         trade names, registered and unregistered trademarks, servicemarks and logos (including, the names "Interactive Clinical Technologies, Inc." and "ICTI"


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
         and any derivation thereof), together with all translations, adaptations, derivations and combinations thereof that are used in connection therewith and including all goodwill associated therewith and any applications or registrations therefor, and renewals in connection therewith;

                                    (b) all patents and patent applications and
         patent disclosures, together with all reissuances, continuations (in whole or in part), revisions and reexaminations thereof;

                                    (c) all registered copyrights in both
         published works and unpublished works that are material to the conducting of the Business and all applications, renewals and registrations thereof;

                                    (d) all inventions (whether or not
         patentable), all proprietary rights and business information (including, but not limited to, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer/subscriber lists, supplier lists, pricing and cost information, and business and marketing plans and proposals); and

                                    (e) all computer software and databases
         (including all source code, object code and all related applications and data files, as well as all documentation pertaining thereto, including flow charts, logic diagrams, manuals, guides and specifications) including any software incorporated into any products sold or licensed by ICTI ("Software").

                           1.1.49 "Interim Balance Sheet Date" - as defined in
Section 3.4(b).

                           1.1.50 "Interim Financial Statements" - as defined in
Section 3.4(b).

                           1.1.51 "Interim Period" - as defined in Section
7.4(b).

                           1.1.52 "IRS" - the United States Internal Revenue
Service.

                           1.1.53 "Knowledge" - a Person will be deemed to have
"Knowledge" of a particular fact or matter if, after reasonable inquiry, such Person is aware of such fact or matter, and the Sellers will be deemed to have "Knowledge" of a particular fact or matter if, after (a) reasonable inquiry of the members of ICTI's administrative, sales and quality assurance staffs and (b) reasonable review of ICTI's books and records, any of Daniel J. Scanlon, Scott
C. McCarty, Michael T. Long or Kevin O'Shea is aware of such fact or matter.

                           1.1.54 "Leased Personal Property" - collectively, all
computer equipment, telephones, packaging equipment, motor vehicles, and other tangible personal property described on Schedule 1.1.54 with respect to which a Lease is in effect.

                           1.1.55 "Leased Real Property" - collectively, all
real estate and the buildings and improvements erected on, and all improvements and asset additions which are affixed to, any such real estate that are described on Schedule 1.1.55 and with respect to which a Lease is in effect.

                           1.1.56 "Leases" - collectively, ICTI's leasehold
interest in the Leased Real Property and the Leased Personal Property pursuant to the leases identified on Schedule 1.1.56.

                           1.1.57 "Legal Requirement" - any United States
federal or state, local or foreign law, ordinance, principle of common law, regulation or statute.

                           1.1.58 "Liabilities" - collectively, any debt,
obligation, or liability (whether known or unknown, liquidated, contingent or otherwise), regardless of whether any such debt, obligation or liability would be required to be disclosed on a balance sheet (or in the footnotes thereto) prepared in accordance with GAAP.

                           1.1.59 "Material Adverse Effect" - a material adverse
effect on the business, assets, liabilities, properties, financial condition, operations, results of operations or prospects of ICTI or the Business, taken as a whole.

                           1.1.60 "Material Contracts" - as defined in Section
3.13(a).

                           1.1.61 "Net Sales" - for any period, the net sales of
ICTI, as determined in accordance with GAAP, consistently applied.


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                           1.1.62 "NIBT" - for any period, ICTI's net income
from operations for such period, calculated as if ICTI were being operated as a separate and independent corporation and not a member of a controlled group or affiliated group of corporations, plus the aggregate amounts deducted in determining such net income in respect of (a) all federal, state and local income Taxes accrued or paid during such period and (b) all state and local franchise or other Taxes accrued or paid during such period, all as determined in accordance with GAAP, applied on a consistent basis; provided, however, that in determining NIBT (i) all extraordinary items shall be disregarded, (ii) any gains, losses or profits realized from the sale of any assets other than inventory or other assets sold in the ordinary course of business consistent with ICTI's past practices shall be disregarded, (iii) no deduction shall be made for any management fees, general overhead expenses, or other intercompany charges, of whatever kind or nature, charged by Purchaser or any of its Affiliates to ICTI, except that Purchaser or its Affiliates may charge an annual administrative services fee to ICTI with respect to the centralized financial, legal, marketing, and human resources services that will be afforded to ICTI, which fee shall not exceed One Hundred Thousand Dollars ($100,000.00) per year,
(iv) any interest paid, accrued or received during such period shall be disregarded, (v) any royalties paid, accrued or received during such period shall be disregarded, (vi) any amortization with respect to goodwill shall be disregarded, (vii) the purchase and sale prices of goods and services (including information technology services) sold by ICTI to Purchaser or any of its Affiliates or purchased by ICTI from Purchaser or its Affiliates shall be adjusted, to the extent necessary, to reflect amounts that ICTI would have realized or paid, as appropriate, if dealing with an independent party in an arm's-length commercial transaction as determined in accordance with Section 482 of the Code and the regulations promulgated thereunder, (viii) income shall be recognized when products or services have been provided and properly invoiced by ICTI in accordance with its past practices, (ix) any net income or net loss from the operations of the European Operation will be included in the calculation of ICTI's net income, except that any expenses incurred by ICTI prior to September 30, 1999 with respect to the commencement of the European Operation shall be disregarded, and (x) the costs of the premiums, if any, paid by ICTI to obtain or maintain the life insurance coverage with respect to the lives of Daniel J. Scanlon and Scott C. McCarty described in Section 2.3(a)(xiii) will be disregarded.

                           1.1.63 "Occupational Safety and Health Law" - any
Legal Requirement or governmental program designed to provide safe and healthful working conditions, and to reduce occupational safety and health hazards.

                           1.1.64 "Operational Profit" - for any period, the
quotient, expressed in terms of a percentage, obtained by dividing (a) NIBT for such period by (b) Net Sales for such period.

                           1.1.65 "Order" - any award, decision, injunction,
judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body.

                           1.1.66 "PBGC" - the Pension Benefit Guaranty
Corporation.

                           1.1.67 "Permitted Encumbrances" - collectively, the
Encumbrances set forth on Schedule 1.1.67.

                           1.1.68 "Permitted S Corporation Distributions" - as
defined in Section 5.1(c).

                           1.1.69 "Person" - any individual, corporation,
general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other legal entity or Governmental Body.

                           1.1.70 "Proceeding" - any action, arbitration, audit,
hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                           1.1.71 "Purchase Price" - the aggregate amount of
consideration payable by Purchaser for the Purchased Shares, which shall be an amount equal to the sum of (a) Eight Million Dollars ($8,000,000.00) plus (b) the total Earnout Payments, if any, to which the Sellers are entitled pursuant to Section 2.2(c); provided, however, in no event shall the Purchase Price exceed Twenty-Five Million Dollars ($25,000,000.00) in the aggregate.

                           1.1.72 "Purchased Shares" - collectively, the shares
of ICTI Stock set forth opposite the name of each of the Sellers on Schedule 1.1.72.

                           1.1.73 "Purchaser" - as defined in the Introduction
to this Agreement.

                           1.1.74 "Purchaser's Accountants" -
PricewaterhouseCoopers and any successor thereto.

                           1.1.75 "Purchaser Indemnitees" - as defined in
Section 7.2.

                           1.1.76 "Qualified Plans" - as defined in Section
3.9(c).

                           1.1.77 "Related Agreements" - collectively, all
agreements, documents, certificates and instruments to be delivered pursuant to or in connection with this Agreement or the Contemplated Transactions, as well as all exhibits, annexes and schedules to any of the foregoing.

                           1.1.78 "Related Person" - with respect to a Person
who is an individual shall mean:

                                    (a) any other individual having a
         relationship with such specified individual (by blood, marriage or adoption) of grandparent, parent, child, grandchild, aunt, uncle, niece, nephew, sister, brother or first cousin (collectively, "Relatives");

                                    (b) any Person that is directly or
         indirectly controlled by any one or more members of such individual's Relatives; and

                                    (c) any Person with respect to which one or
         more members of such individual's Relatives serves as a director, officer, partner, or trustee (or in a similar capacity); or

with respect to a specified Person other than an individual shall mean:

                                             (i) any Affiliate of such specified
                  Person; and

                                             (ii) each Person that serves as a
                  director, officer, partner, or trustee (or in a similar capacity) of such specified Person.

                           1.1.79 "Release" - any spilling, leaking, pumping,
pouring, emitting, emptying, discharging, ejecting, escaping, or dumping, including any "release" as defined in the Comprehensive Environmental Compensation, Response and Liability Act, 42 U.S.C. Sections 9601 et seq., as amended.

                           1.1.80 "Representative" - with respect to a
particular Person shall include any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

                           1.1.81 "Secured Lender" - PNC National Bank, lender
to ICTI.

                           1.1.82 "S corporation" - as defined in Section
1361(a)(1) of the Code and the applicable Legal Requirements of any state in which an election to be treated as an S corporation has been filed and is effective with respect to ICTI.

                           1.1.83 "Seller Indemnitees" - as defined in Section
7.3.

                           1.1.84 "Seller Representatives" - the Sellers that
are appointed as agent for the Sellers pursuant to Section 9.1.

                           1.1.85 "Sellers' Accountants" - Morris J. Cohen, LLP
and any successor thereto.

                           1.1.86 "Sellers" - as defined in the Introduction to
this Agreement.

                           1.1.87 "Short Period" - as defined in Section 7.4(b).

                           1.1.88 "Supplemental Closing" - as defined in Section
2.2(c).

                           1.1.89 "Supplemental Closing Date" - the date upon
which a Supplemental Closing occurs.

                           1.1.90 "Tax" - any tax, levy, assessment, tariff or
duty imposed, assessed or collected by or under the authority of any Governmental Body.

                           1.1.91 "Tax Claim" - as defined in Section 7.5(b).

                           1.1.92 "Tax Return" - any return, report, form or
other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax, including any amendments thereto.

                           1.1.93 "Third Party Claims" - as defined in Section
7.7(b).

                           1.1.94 "Threatened" - a Proceeding, claim, dispute or
other matter will be deemed to have been "Threatened" with respect to any Person, if such Person has received any written demand, statement or other written notice with respect to such Proceeding, claim, dispute or other matter.

                           1.1.95 "Year 2000 Compliant" - as defined in Section
3.18(f).

                  1.2      General Provisions; Incorporation of Background.

                                    (a)      Unless expressly provided otherwise
         in this Agreement, or the Related Agreements, or unless the context requires otherwise:

                                             (i) all capitalized terms used in
                  the Related Agreements that are defined in this Agreement shall have the respective meanings assigned to them herein;

                                             (ii) all accounting terms used in
                  this Agreement and in the Related Agreements shall have the meanings given to them in accordance with GAAP;

                                             (iii) the singular shall mean the
                  plural, the plural shall mean the singular, and the use of any gender shall include all genders; and all references to any particular party defined herein shall be deemed to refer to each and every Person defined herein as such party individually, and to all of them, collectively, jointly and severally, as though each were named wherever the applicable defined term is used;

                                             (iv) all references to "Sections"
                  shall be deemed to refer to the provisions of this Agreement and all references to "Schedules" and "Exhibits" shall be deemed to refer to the schedules and exhibits annexed to this Agreement;

                                             (v) all references to time herein
                  shall mean Eastern Standard Time or Eastern Daylight Time, as then in effect;

                                             (vi) all references to sections,
                  subsections, paragraphs or other provisions of any Legal Requirement that consists of a law, ordinance, regulation, statute or treaty, shall be deemed to include successor, amended, renumbered and replacement provisions thereof as of the Closing Date;

                                             (vii) the word "including" shall
                  not limit the preceding words or terms;

                                             (viii) any reference to "Dollars"
                  and "$" means dollars constituting legal tender for the payment of public and private debts in the United States of America; and

                                             (ix) the terms "hereof," "hereby,"
                  "hereunder," and similar terms shall refer to this Agreement as a whole.

                                    (b)      The Background provisions set forth
         above are hereby incorporated by reference into this Agreement and made a part hereof as if set forth in their entirety in this Section 1.2(b).

                  2.       PURCHASE AND SALE OF SHARES; CLOSING

                           2.1      Purchase and Sale of Purchased Shares. Upon
the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser will purchase and accept from the Sellers, and the Sellers will sell, assign, transfer, and deliver to Purchaser, all of the Purchased Shares.

                           2.2      Payment of Purchase Price. In consideration
of the purchase and sale of the Purchased Shares pursuant to Section 2.1, Purchaser shall pay the Purchase Price to the Sellers as follows:

                                    (a)      At the Closing, Purchaser shall pay
         to the Sellers the sum of Five Million Dollars ($5,000,000.00), which amount shall be:

                                             (i) allocated among each of the
                  Sellers in accordance with the respective percentages set forth opposite their names on Schedule 2.2(a); provided, however, that:

                                                      (A) such amount, insofar
                           as it relates to those Sellers identified in Schedules 1.1.4(B-2) and 1.1.4(B-3), shall be paid to such Sellers net of an aggregate amount of One Hundred Fifty-Seven Thousand Seven Hundred Seventy-Eight Dollars and Nineteen Cents ($157,778.19) consisting of (1) Seventy-Three Thousand Eight Hundred Fifty Dollars ($73,850.00) representing the aggregate unpaid balance of the exercise price due to ICTI with regard to the options to purchase shares of ICTI Stock that were exercised by such Sellers immediately prior to the Closing) (the "Unpaid Exercise Price") and (2) Eighty-Three Thousand Nine Hundred Twenty-Eight Dollars and Nineteen Cents ($83,928.19) representing the applicable state and federal Tax withholdings due in connection with the exercise of the options referred to in clause (i)(A)(1) of this Section 2.2(a) (the "Tax Withholdings"), and

                                                      (B) such amount, insofar
                           as it relates to all of the Sellers, shall be paid to the Sellers net of an aggregate amount of Fifty-Seven Thousand One Hundred Dollars ($57,100.00) representing the legal and accounting expenses incurred by the Sellers in connection with the Contemplated Transactions (the "Seller Professional Fees"); and

                                            (ii) paid to an account or accounts
                  of the Sellers specified in written wire transfer instructions delivered by the Seller Representatives to Purchaser at least three (3) business days prior to the Closing Date or, with respect to the Sellers identified on Schedules 1.1.4(B-2) and 1.1.4(B-3), paid by means of checks drawn on an account of Purchaser.

The Sellers identified on Schedules 1.1.4(B-2) and 1.1.4(B-3) hereby irrevocably authorize and direct Purchaser to pay to ICTI at the Closing on account and in satisfaction of the Unpaid Exercise Price and the Tax Withholdings their respective allocable shares of the One Hundred Fifty-Seven Thousand Seven Hundred Seventy-Eight Dollars and Nineteen Cents ($157,778.19) of the Purchase Price that would have otherwise been payable by Purchaser to such Sellers at the Closing had they paid the required exercise price to ICTI in cash at the time of the exercise of their ICTI Stock options and had the appropriate Taxes withheld, all as reflected on Schedule 2.2(a). Furthermore, all of the Sellers hereby irrevocably authorize and direct Purchaser to pay to Sellers' Accountant and Sellers' counsel, Morgan, Lewis & Bockius LLP, promptly following the Closing on account and in satisfaction of the Seller Professional Fees, the Sellers' respective allocable shares of the Fifty-Seven Thousand One Hundred Dollars ($57,100.00) of the Purchase Price that would have otherwise been payable by Purchaser to the Sellers at the Closing had the Sellers elected to pay the Seller Professional Fees directly to Sellers' Accountant and Sellers' counsel after the Closing, all as reflected on Schedule 2.2(a). Of such Fifty-Seven Thousand One Hundred Dollars ($57,100.00) allocable to the Seller Professional Fees, Fifty Thousand Dollars ($50,000.00) shall be paid to Sellers' counsel and Seven Thousand One Hundred Dollars ($7,100.00) shall be paid to Sellers' Accountant.

                                    (b)      Subject to the set-off rights of
         Purchaser described in Section 7.9, on January 2, 2000, Purchaser shall pay to Sellers, without interest, the sum of Three Million Dollars ($3,000,000.00), which sum shall be (i) allocated among each of the Sellers in accordance with the respective percentages set forth opposite their names on Schedule 2.2(a) and (ii) paid to an account or accounts of the Sellers specified in written wire transfer instructions delivered by the Seller Representatives to Purchaser at least three (3) business days prior to such date.

                                    (c)      Subject to the set-off rights of
         Purchaser described in Section 7.9, at separate supplemental closings to be held on or before the later of (i) one hundred twenty (120) days after the end of each Earnout Period or (ii) ten (10) days after the final determination of Operational Profit for each of the Earnout Periods pursuant to Section 2.2(d)(ii) (individually, a "Supplemental Closing"), Purchaser shall pay to the Sellers a combination of cash and such number of shares of Galen Stock (or, in Purchaser's sole discretion, all cash) as shall have an aggregate value equal to the applicable amount set forth below (the "Earnout Payments"):

                                                      (A) If Operational Profit
                           for either Earnout Period equals or exceeds thirty-four percent (34%), an amount equal to the product obtained by multiplying (1) Net Sales for such Earnout Period by (2) seventy-five percent (75%);

                                                      (B) If Operational Profit
                           for either Earnout Period equals or exceeds thirty percent (30%), but is less than thirty-four percent (34%), an amount equal to the product obtained by multiplying (1) Net Sales for such Earnout Period by
                           (2) sixty-five percent (65%);

                                                      (C) If Operational Profit
                           for either Earnout Period equals or exceeds twenty-five percent (25%), but is less than thirty percent (30%), an amount equal to the product obtained by multiplying (1) Net Sales for such Earnout Period by (2) fifty-five percent (55%);

                                                      (D) If Operational Profit
                           for either Earnout Period equals or exceeds twenty percent (20%), but is less than twenty-five percent (25%), an amount equal to the product obtained by multiplying (1) Net Sales for such Earnout Period by
                           (2) thirty-five percent (35%);

                                                      (E) If Operational Profit
                           for either Earnout Period equals or exceeds fifteen percent (15%), but is less than twenty percent (20%), an amount equal to the product obtained by multiplying (1) Net Sales for such Earnout Period by
                           (2) ten percent (10%); or

                                                      (F) If Operational Profit
                           for either Earnout Period equals or exceeds ten percent (10%), but is less than fifteen percent (15%), an amount equal to the product obtained by multiplying (1) Net Sales for such Earnout Period by
                           (2) five percent (5%).

                                    (d)      Operational Profit for each of the
         Earnout Periods shall be determined as follows:

                                             (i) As soon as practicable, but in
                  no event later than (A) December 31, 2000 with respect to the Earnout Period ending September 30, 2000 and (B) December 31, 2001 with respect to the Earnout Period ending September 30, 2001, Purchaser will cause to be prepared and delivered to the Seller Representatives an audited balance sheet and the related audited statements of income and changes in shareholder equity of ICTI as of the end of each of the Earnout Periods (collectively, the "Earnout Financial Statements"). The Earnout Financial Statements shall be prepared by Purchaser in accordance with GAAP.

                                             (ii) Upon the completion of the
                  Earnout Financial Statements for each of the Earnout Periods, a copy thereof shall be delivered to the Seller Representatives together with Purchaser's calculation of the Earnout Payment for such Earnout Period, if any, and the components of such calculation, including its calculation of NIBT and Operational Profit for such Earnout Period (the "Earnout Statement"). Sellers' Accountant shall have the right, for a period of twenty (20) days following its receipt thereof to review the Earnout Financial Statements, the related work papers and the Earnout Statement to determine whether the Earnout Financial Statements and the Earnout Statement were prepared in accordance with GAAP and the terms of this Agreement. If, following such review, Sellers' Accountant determines that the Earnout Financial Statements and the Earnout Statement were not prepared in accordance with GAAP and the terms of this Agreement, it shall so notify the Seller Representatives and Purchaser. For a period of ten (10) days following the receipt of such notice, Purchaser and Sellers' Accountant shall attempt to resolve any such dispute with respect to the Earnout Financial Statements and the Earnout Statement. If, at the expiration of such ten (10) day period, Purchaser and Sellers are not able to resolve such disputes, they shall each notify the Seller Representatives of their inability to resolve their dispute within the three (3) day period immediately following the expiration of such ten
                  (10) day period, whereupon Purchaser and the Seller Representatives shall promptly submit to the Philadelphia, Pennsylvania office of any "big five" firm of independent certified public accountants (other than Purchaser's Accountant and Sellers' Accountant) (the "Accounting Arbitrator"), which Accounting Arbitrator shall resolve all matters in dispute with respect to the Earnout Financial Statements and the Earnout Statement within the thirty (30) day period immediately following such submission and whose determination shall be final, binding and conclusive upon Purchaser and the Sellers. The fees of the Accounting Arbitrator shall be borne equally by Purchaser and the Sellers; provided, however, that the fees paid or payable to such Accounting Arbitrator shall not be treated as an expense of ICTI for the calculation of Operational Profit pursuant to this Agreement. The scope of the Accounting Arbitrator's review shall be limited to only those matters in dispute with respect to the Earnout Financial Statements and the Earnout Statement.

                                    (e)      Subject to Paragraph 2.2(g) below,
         forty percent (40%) of each Earnout Payment will be payable in cash and shall be (i) allocated among each of the Sellers in accordance with the respective percentages set forth opposite their names on Schedule 2.2(a) and (ii) paid by means of a wire transfer of immediately available funds to an account or accounts designated by the Seller Representative in writing at least three (3) business days prior to the applicable Supplemental Closing.

                                    (f)      Subject to Paragraph 2.2(g) below,
         sixty percent (60%) of each Earnout Payment will be payable by means of transfer to the Sellers of shares of Galen Stock and, accordingly, Purchaser shall take such actions as are necessary to cause Galen Holdings to issue to the Sellers at the applicable Supplemental Closing such number of shares of Galen Stock as shall equal the quotient obtained by dividing (i) sixty percent (60%) of the amount of the Earnout Payment by (ii) the Average Mid Price, which Galen Stock shall be issued to the Sellers, pro rata, in accordance with the respective percentages set forth opposite their names on Schedule 2.2(a); provided, however, that such quotient shall be rounded up to the nearest whole number of shares of Galen Stock.

                                    (g)      Purchaser shall have the right, in
         its sole discretion, to increase the cash portion of each Earnout Payment, and to make a corresponding decrease in the number of shares of Galen Stock payable to Sellers on account of any such Earnout Payment, to such percentage of the Earnout Payment as it desires.

                           2.3      Closing Deliveries. At the Closing:

                                    (a)      the Sellers will deliver, or cause
         to be delivered, to Purchaser:

                                             (i) the original stock certificates
                  representing all of the Purchased Shares accompanied by duly executed stock transfer powers endorsed in blank with signatures thereon duly acknowledged by a notary public;

                                             (ii) the General Release executed
                  on behalf of ICTI and the Sellers;

                                             (iii) certified copies of
                  resolutions duly adopted or consented to by the board of directors and the shareholders of ICTI approving ICTI's execution and delivery of the General Release and any other Related Agreements to which it is a party and to the consummation of the Contemplated Transactions;

                                             (iv) an opinion letter of counsel
                  to ICTI and the Sellers, in the form attached hereto as Exhibit "G";

                                             (v) the respective Employment
                  Agreements, executed by Daniel J. Scanlon and Scott C.
                  McCarty;

                                             (vi) the respective Agreements Not
                  to Compete, executed by each of the Sellers who are a party thereto, provided, however, that the Sellers will be deemed to have satisfied its obligations under this Section 2.3(a)(vi) if it delivers Agreements Not to Compete duly signed by (A) all of the Sellers identified in Schedule 1.1.5(B-1) and 1.1.5(B-2) and (B) at least seventy-five percent (75%) of the Sellers identified in Schedule 1.1.5(B-3);

                                             (vii) the respective
                  Confidentiality and Noncompete Agreements, executed by each of the Sellers who are a party thereto, provided, that the Sellers will be deemed to have satisfied its obligations under this Section 2.3(a)(vii) if it delivers Confidentiality and Noncompete Agreements duly signed by (A) all of the Sellers identified in Schedule 1.1.14(C-1) and 1.1.14(C-2) and (B) at least seventy-five percent (75%) of the Sellers identified in Schedule 1.1.14(C-3);

                                             (viii) such number of original
                  counterparts of Form 8023 executed by the Sellers as Purchaser may reasonably request, together with all information required to be disclosed or set forth in the schedules and exhibits to be appended thereto as contemplated in the general instructions that accompany Form 8023;

                                             (ix) a letter from the Secured
                  Lender to ICTI confirming that all Liabilities of ICTI to the Secured Lender have been paid and discharged in full and that all security interests, liens and other Encumbrances granted in connection with such Liabilities in or on any of ICTI's assets have been or will be released, together with Form UCC-3 termination statements executed by the Secured Lender terminating the original financing statements that were filed in favor of the Secured Lender with respect to the assets of ICTI;

                                             (x) a written amendment to the
                  Interactive Clinical Technologies, Inc. 1997 Stock Option Plan, executed by ICTI and the Sellers, amending such plan to the extent necessary to permit the completion of the Contemplated Transactions, which amendment shall be satisfactory to Purchaser in all respects;

                                             (xi) written evidence that all
                  outstanding options to purchase shares of ICTI Stock have been duly exercised by the holders thereof prior to the Closing and that the exercise price therefor has been paid to ICTI in accordance with the terms of the amended stock option plan referred to in Section 2.3(a)(x);

                                             (xii) all information and documents
                  necessary to allow Purchaser or ICTI to obtain life insurance policies with respect to the lives of Daniel J. Scanlon and Scott C. McCarty in the face amount of Three Million Dollars ($3,000,000.00) each, including all necessary or appropriate applications or related forms relating to such life insurance; and

                                             (xiii) all other certificates,
                  instruments and documents to be delivered by ICTI or any of the Sellers pursuant to this Agreement or any of the Related Agreements.

                                    (b)      Purchaser will deliver, or cause to
         be delivered, to the Sellers:

                                             (i) that portion of the Purchase
                  Price described in Section 2.2(a), payable in the manner described therein;

                                             (ii) certified copies of
                  resolutions duly adopted or consented to by the board of directors of Purchaser approving the execution and delivery by Purchaser of this Agreement and the Related Agreements to which it is a party and the consummation of the Contemplated Transactions;

                                             (iii) the opinion letter of counsel
                  to Purchaser, Stevens & Lee, in the form attached hereto as Exhibit "H";

                                             (iv) the Agreements Not to Compete,
                  executed on behalf of ICTI;

                                             (v) the Employment Agreements,
                  executed on behalf of ICTI;

                                             (vi) the Confidentiality and
                  Noncompete Agreements, executed by ICTI;

                                             (vii) such number of original
                  counterparts of Form 8023 executed on behalf of Purchaser as the Seller Representative may reasonably request, together with all information required to be disclosed or set forth in the schedules and exhibits to be appended thereto as contemplated in the general instructions that accompany Form 8023; and

                                             (viii) all other certificates,
                  instruments and documents to be delivered by Purchaser pursuant to this Agreement or any other Related Agreements.

                           2.4      Closing. The Closing will take place
simultaneously with the execution and delivery of this Agreement at the offices of ICTI at 20 Nassau Street, Suite 10, Princeton, New Jersey.

                           2.5      Allocation of the Purchase Price. The
Purchase Price and all other items that comprise the "modified aggregate deemed sale price" (as defined in, and required to be allocated pursuant to, Section 338(h)(10) of the Code) shall be allocated in accordance with Treasury Regulation Section 1.338(b)-2T. Such allocation shall be set forth in Schedule
2.5 and shall, for tax purposes, be binding on ICTI, the Sellers and Purchaser. ICTI, the Sellers and Purchaser shall file their respective Tax Returns in accordance with such allocation and shall not take any position inconsistent with such allocation.

                  3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

                  The Sellers hereby jointly and severally represent and warrant to Purchaser as follows:

                           3.1      Organization and Good Standing; No
Subsidiaries, Etc. ICTI is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey, with full corporate power and authority to (a) conduct its Business as it is now being conducted,
(b) own or use the property and assets that it owns or uses, and (c) perform all its obligations under all Contracts to which it is a party. ICTI is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties or assets owned or used by it, or the nature of the activities conducted by it, requires such qualification and in which the failure to so qualify would have a Material Adverse Effect. Except as set forth on
Schedule 3.1, ICTI does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any other Person or (ii) otherwise control any other Person.

                           3.2      Capitalization.

                                    (a)      The ICTI Stock consists of ten
         million (10,000,000) authorized shares of no par common voting stock of which, as of the date hereof, five million five hundred eleven thousand three hundred sixty-four (5,511,364) shares are issued and outstanding.

                                    (b)      All of the Purchased Shares are
         duly authorized, validly issued and outstanding, fully paid and non-assessable. No shares of ICTI Stock are reserved for any purpose. Except as set forth on Schedule 3.2(b), each of the Sellers (i) owns beneficially and of record the number of Purchased Shares set forth opposite their name on Schedule 1.1.72, and (ii) has good and marketable title to such Purchased Shares and owns such Purchased Shares free and clear of all Encumbrances. The Purchased Shares constitute one hundred percent (100%) of all of the issued and outstanding shares of ICTI Stock. Except for the Contemplated Transactions and as otherwise set forth on Schedule 3.2(b), none of the Sellers nor ICTI has any commitment or obligation to redeem, buy, issue, deliver or sell any shares of ICTI Stock or any securities or obligations convertible into or exchangeable for, or giving any Person any right or option to put, or subscribe for, purchase or otherwise acquire from ICTI or the Sellers, any shares of ICTI Stock, and no such securities or obligations are issued or outstanding.

                           3.3      Authority; No Conflict.

                                    (a)      Each Seller has all requisite legal
         right, power and authority to execute and deliver this Agreement and the Related Agreements to which such Seller is a party and to fully perform such Seller's obligations hereunder and thereunder. This Agreement constitutes the legal, valid, and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms. Upon the execution and delivery by the Sellers of the Related Agreements to which the Sellers are a party, such Related Agreements will constitute the legal, valid, and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms.

                                    (b)      Except as set forth in Schedule
         3.3(b), neither the execution, delivery and performance of this Agreement and the

         Related Agreements nor the consummation of the Contemplated Transactions will, directly or indirectly:

                                             (i) contravene, conflict with, or
                  result in a violation of any provision of the articles of incorporation, bylaws or other organizational documents of ICTI;

                                             (ii) contravene, conflict with, or
                  result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which ICTI is subject;

                                             (iii) contravene, conflict with, or
                  result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, or terminate any Governmental Authorization that is listed on Schedule 3.10(b);

                                             (iv) contravene, conflict with, or
                  result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or terminate any Material Contract (including, without limitation, any material Lease) to which ICTI is a party or by which ICTI or any of its properties are bound; or

                                             (v) result in the imposition or
                  creation of any Encumbrance upon or with respect to any of the property or assets of ICTI.

                                    (c)      Except as set forth in Schedule
         3.3(c), neither ICTI nor the Sellers are, or will be, required to give any notice to or obtain any Consent from any Person in connection with the execution, delivery and performance of this Agreement and the Related Agreements or the consummation of the Contemplated Transactions.

                                    (d)      Except as set forth in Schedule
         3.3(d), neither the Sellers' execution, delivery and performance of this Agreement or the Related Agreements to which they are a party nor the consummation by the Sellers of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                                             (i) contravene, conflict with, or
                  result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Sellers is subject; or

                                             (ii) result in the imposition or
                  creation of any material Encumbrance upon or with respect to any of the Purchased Shares or Purchased Options.

                           3.4      Financial Statements.

                                    (a)      Schedule 1.1.35 contains true and
         complete copies of the Financial Statements. The Financial Statements are true and correct and present fairly, in all respects, the financial position and the results of operations and changes in stockholders' equity of ICTI as at the respective dates of and for the periods referred to in such Financial Statements, all in conformity with GAAP consistently applied throughout the periods involved. No financial statements of any Person other than ICTI are required by GAAP to be included in the Financial Statements.

                                    (b)      Schedule 3.4(b) contains true and
         complete copies of the internally prepared balance sheet of ICTI as at March 31, 1999 (the "Interim Balance Sheet Date") and the related internally prepared statements of income and accumulated earnings for the period then ended (such financial statements, including any notes thereto, being hereinafter referred to as the "Interim Financial Statements"). Except as may be otherwise noted therein and subject to year-end audit adjustments (which, in the aggregate, are not material), the Interim Financial Statements are true and correct and present fairly, in all respects, in accordance with GAAP applied on a basis consistent with the Financial Statements (subject to year-end adjustments and except for the absence of detailed notes or other exceptions customary for interim financial statements), the financial position and the results of operations and changes in stockholders' equity of ICTI as at the Interim Balance Sheet Date and for the period then ended.

                           3.5      Receivables; Tangible Property; Equipment;
Books and Records.

                                    (a)      All accounts receivable of ICTI
         have arisen in the ordinary course of business of ICTI consistent with past practice from bona fide transactions and represent valid obligations payable to, and will be collected by, ICTI in accordance with their terms in the ordinary course of the Business, without resort to collection Proceedings.

                                    (b)      Except as set forth on Schedule
         3.5(b), the machinery, equipment, computers, telephones, furniture, leasehold improvements, fixtures, and structures and other tangible property of ICTI are in good operating condition, ordinary wear and tear excepted. The buildings or structures located on the Leased Real Property are in operating condition, ordinary wear and tear excepted and are, to the Knowledge of the Sellers, free of any material structural or engineering defects.

                                    (c)      The books of account, minute books,
         stock record books, and other records of ICTI are complete and correct in all material respects.

                           3.6      Title To Assets; Encumbrances; Real Estate
Matters.

                                    (a)      ICTI does not own in fee any real
         property or interests in real property. Schedule 1.1.55 sets forth a true and complete list of all real property leased by ICTI. ICTI has
         (i) good and marketable title to all of its property and assets (whether tangible or intangible and including all Intellectual Property), which property and assets will not, at the Closing, be subject to any Encumbrance other than the Permitted Encumbrances identified on Schedule 1.1.67 that specifically relate to such other property and assets and (ii) a valid leasehold interest in the Leased Personal Property and the Leased Real Property pursuant to the respective Leases subject, however, to the Permitted Encumbrances identified on Schedule 1.1.67 that specifically relate to the Leased Personal Property and Leased Real Property.

                                    (b)      Except as set forth on Schedule
         3.6(b), (i) the Leased Real Property, the use and occupancy thereof by ICTI, and the conduct thereon and therein of the Business does not violate in any material respect any applicable Legal Requirement relating to any Leased Real Property consisting of requirements applicable to licenses and permits and requirements consisting of building codes, deed restrictions, or any zoning, subdivision or other land use or similar laws; (ii) ICTI has received no notice of any material violation of any applicable Legal Requirements relating to any Leased Real Property (including requirements applicable to licenses and permits and requirements consisting of building codes, deed restrictions or any zoning, subdivision or other land use or similar laws which relate to the Leased Real Property, the use and occupancy thereof by ICTI or the conduct therein and thereon of the Business); (iii) there are no existing or pending, and to the Knowledge of the Sellers no Threatened,
         (A) requests, applications or proceedings to alter or restrict the zoning or other use restrictions applicable to any of the Leased Real Property, (B) condemnation proceedings that would affect any of the Leased Real Property, or (C) public improvements that would result in any material charge or Tax being levied or assessed against, or would result in the creation of any material Encumbrance upon, any of the Leased Real Property; and (iv) to the Knowledge of the Sellers, there are no other developments or conditions affecting any of the Leased Real Property which would be reasonably likely to materially interfere with any present use of the Leased Real Property.

                           3.7      Products; Warranties; Claims.

                                    (a)      Except as set forth in Schedule
         3.7, (i) there is no Liability for the replacement, repair or remedying of any products or services that ICTI has sold, leased or produced or, to the Knowledge of Sellers, any basis for any present or future Proceeding against ICTI giving rise to any such Liability and (ii) no material claim in respect thereof has been asserted by any Person. Except as set forth in Schedule 3.7, no product produced, sold or licensed by, or service performed by, ICTI is subject to any express warranty nor any other warranty other than any warranties that are implied by any applicable Legal Requirement.

                                    (b)      Except as set forth on Schedule
         3.7, (i) there is no Liability to ICTI arising out of any injury to individuals or property that occurred by reason of the ownership, possession, or use of any product produced or sold by, or service performed by, ICTI or, to the Knowledge of Sellers, any basis for any present or future Proceeding against ICTI that would result in any such Liability to ICTI and (ii) no claim in respect thereof has been asserted by any Person.

                           3.8      Taxes.

                                    (a)      Except as set forth on Schedule
         3.8(a), (i) ICTI has filed or caused to be filed all Tax Returns that are or were required to be filed by it (taking into account any valid extensions of time for filing) pursuant to applicable Legal Requirements and (ii) ICTI has paid, or made provision for the payment of, all Taxes that have become due and payable by it, regardless of whether or not shown on such Tax Returns, except such Taxes, if any, as are listed in such Schedule 3.8(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet.

                                    (b)      All Tax Returns filed by ICTI (i)
         were prepared in good faith and in a manner reasonably believed, by management of ICTI, to be in accordance with tenable interpretations and applications of the Code and any other applicable Legal Requirement and (ii) are true and correct in all material respects.

                                    (c)      For federal income tax purposes,
         ICTI is, and has been since the date of its incorporation, properly classified as an "S corporation" under Section 1361(a) of the Code and the Treasury Regulations promulgated thereunder, and is and has been so classified for state income tax purposes pursuant to analogous state or local provisions in the jurisdictions and since the dates set forth on
         Schedule 3.8(c).

                                    (d)      Except as set forth on Schedule
         3.8(d), since ICTI's inception, there has been no audit commenced against ICTI regarding Taxes.

                                    (e)      No Tax is required to be withheld
         pursuant to Section 1445 of the Code as a result of any of the transfers contemplated by this Agreement.

                                    (f)      ICTI has withheld from its
         employees (and timely paid to the appropriate Governmental Body) proper and accurate amounts for all periods through the Closing Date in compliance with all Tax withholding provisions of applicable Legal Requirements (including income, social security and employment tax withholding for all types of compensation).

                           3.9      Employment Agreements; Employee Benefits;
ERISA.

                                    (a)      Schedule 3.9(a) sets forth an
         accurate list of (i) all officers, directors and employees of ICTI and
         (ii) all employment agreements with any such officers, directors and employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such officers, directors or employees as of (A) the first payroll date immediately preceding the Balance Sheet Date and (B) the last payroll date immediately preceding the date of this Agreement.
         Schedule 3.9(a) includes true, complete and correct copies of any existing employment agreements for the officers, directors or employees listed on Schedule 3.9(a). Since the Balance Sheet Date and except as described in Schedule 3.9(a), there have been no increases in the compensation payable or any special bonuses to any officer, director, or employee, except ordinary salary increases and bonuses implemented on a basis consistent with past practices and bonuses, as described in
         Schedule 3.9(a).

                                    (b)      Schedule 3.9(b) sets forth a
         complete and accurate list of all Employee Benefit Plans, and Schedule 3.9(b) includes true, complete and correct copies of such Employee Benefit Plans, and any agreements, insurance contracts and trusts related thereto. Except for the Employee Benefit Plans identified on
         Schedule 3.9(b), ICTI does not sponsor, maintain, contribute to or have any material Liability with respect to any Employee Benefit Plan. Except as set forth in Schedule 3.9(b), ICTI is not now, nor, to the Knowledge of the Sellers, will it as a result of its past activities become, liable to the PBGC or to any multiemployer employee pension benefit plan under the provisions of Title IV of ERISA. All Employee Benefit Plans and the administration thereof comply in all material respects with the terms thereof and all applicable provisions of ERISA, as well as all other applicable Legal Requirements. As of the Interim Balance Sheet Date, all accrued contribution obligations of ICTI with respect to any Employee Benefit Plan have either been paid or are reflected on the Interim Financial Statements as of the Interim Balance Sheet Date.

                                    (c)      Except as set forth on Schedule
         3.9(c), all Employee Benefit Plans that are intended to qualify (collectively, "Qualified Plans") under Section 401(a) of the Code are, and have since their inception been so qualified and have been determined by the IRS to be so qualified, and copies of the most recent determination letters with respect thereto are attached to Schedule 3.9(c) and nothing has occurred since the date of such letter that has or, to the Knowledge of the Sellers, is reasonably likely to, and the consummation of the Contemplated Transactions will not, adversely affect such qualification. Except as disclosed on Schedule 3.9(c), all reports and other documents required to be filed with the Department, the PBGC or the IRS or any other Governmental Body or distributed to plan participants or beneficiaries (including actuarial reports, audits or tax returns) have been timely filed or distributed, and copies of the most recent reports and filings relating thereto are included as a part of Schedule 3.9(c). Neither the Sellers, any of the Employee Benefit Plans listed in Schedule 3.9(a), nor ICTI has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No Employee Benefit Plan has incurred an accumulated funding deficiency (as defined in Section 412(a) of the Code and Section 302(1) of ERISA); and ICTI has not incurred any liability for excise tax or penalty due to the IRS, nor any liability to the PBGC. Except as set forth on Schedule 3.9(c):

                                             (i) there have been no
                  terminations, partial terminations or discontinuations of contributions to any Qualified Plan without the giving of all notices and the obtaining of all approvals required by applicable Legal Requirements;

                                             (ii) no Employee Benefit Plan
                  listed on Schedule 3.9(a) that is subject to the provisions of Title IV of ERISA has been terminated;

                                             (iii) there have been no
                  "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any Employee Benefit Plan listed on
                  Schedule 3.9(a);

                                             (iv) ICTI has not incurred any
                  liability under Section 4062 of ERISA; and

                                             (v) to the Knowledge of the
                  Sellers, no circumstances exist pursuant to which ICTI would have any direct or indirect Liability (including, but not limited to, any Liability to any multiemployer plan or the PBGC under Title IV of ERISA or to the IRS for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such Liability) with respect to any Employee Benefit Plan now or heretofore maintained or contributed to by any Person other than ICTI that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes ICTI.

                                    (d)      Except for the vesting of the
         Purchased Options that will occur as a result of the Contemplated Transactions, and as otherwise set forth in Schedule 3.9(d), the consummation of the Contemplated Transactions will not (i) entitle any employee or former employee of ICTI to any payment (whether in the nature of severance or otherwise), (ii) increase the amount of compensation due to any such employee, (iii) accelerate the time of vesting of any compensation, stock incentive or other benefit or (iv) result in any "parachute payment" under Section 280G of the Code whether or not such payment is considered to be reasonable compensation for services rendered.

                                    (e)      Except as described in Schedule
         3.9(e), (i) with respect to each Employee Benefit Plan, (A) all contributions required or payments due from ICTI to the date hereof have been made or will be timely made and all such amounts have been properly recorded on the books of ICTI, and (B) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Sellers Threatened, with respect to such Employee Benefit Plan or against the assets or fiduciaries of such Employee Benefit Plan and (ii) to the Knowledge of the Sellers, no event has occurred as a result of which ICTI or any Employee Benefit Plan would be reasonably likely to be subject to any Liability under ERISA, the Code or any other Legal Requirement applicable to any Employee Benefit Plan.

                           3.10     Compliance With Certain Legal Requirements;
Governmental Authorizations.

                                    (a)      Except as set forth in Schedule
         3.10(a):

                                             (i) ICTI has complied and is in
                  compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct or operation of the Business or the ownership or use of any of its properties or assets;

                                             (ii) to the Knowledge of the
                  Sellers, no event has occurred or circumstances exist that (A) would constitute or result in a material violation by ICTI of, or a material failure on the part of ICTI to comply with, any Legal Requirement, or (B) would give rise to any material Liability on the part of ICTI to undertake, or to bear all or any portion of the cost of, any remedial action pursuant to any such Legal Requirement; and

                                             (iii) ICTI has not received any
                  notice from any Governmental Body or any other Person regarding (A) any actual, alleged, or potential material violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, or potential material Liability on the part of ICTI to undertake, or to bear all or any portion of the cost of, any remedial action pursuant to any applicable Legal Requirement.

                                    (b)      Schedule 3.10(b) contains a
         complete and accurate list of each material Governmental Authorization that is held by ICTI or that otherwise relates to the Business, in each case indicating the expiration date thereof, if any. The Governmental Authorizations listed in Schedule 3.10(b) constitute all Governmental Authorizations required under applicable Legal Requirements to permit ICTI's operation of the Business in the manner in which it is currently conducted. Each Governmental Authorization listed in Schedule 3.10(b) is valid and in full force and effect. Except as set forth in Schedule 3.10(b):

                                             (i) ICTI has complied in all
                  material respects with all of the terms and requirements of each Governmental Authorization identified in Schedule 3.10(b); and

                                             (ii) to the Knowledge of the
                  Sellers, no event has occurred or circumstance exists that (A) would constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Governmental Authorizations listed in Schedule 3.10(b) or (B) would result in the revocation, withdrawal, suspension, cancellation, or termination of, any Governmental Authorization listed in Schedule 3.10(b).

                           3.11     Legal Proceedings; Orders; Workers'
Compensation Claims.

                                    (a)      Except as set forth in Schedule
         3.11(a) attached hereto:

                                             (i) there is no Proceeding that has
                  been commenced by or against ICTI or that, to the Knowledge of the Sellers, otherwise relates to, or would materially and adversely affect, the Business or any of ICTI's properties or assets; or

                                             (ii) there is no Proceeding pending
                  that challenges, or that is reasonably likely to have the effect of preventing, materially delaying or rendering illegal any of the Contemplated Transactions; or

                                             (iii) to the Knowledge of the
                  Sellers, no Proceeding of the type described in Sections 3.11(a)(i) or 3.11(a)(ii) has been Threatened, nor, to the Knowledge of the Sellers, has any event occurred or circumstances exist that would give rise to or serve as a basis for the commencement of any such Proceeding.

                                    (b)      Except as set forth in Schedule
         3.11(b):

                                             (i) there is no Order to which ICTI
                  or any of its property or assets or the Business is subject;
                  and

                                             (ii) ICTI has complied in all
                  material respects with all of the terms and requirements of each Order set forth in Schedule 3.11(b).

                                    (c)      Schedule 3.11(c) sets forth a
         complete and accurate summary and current status of all pending and Threatened workers' compensation claims by any current or former employees of ICTI.

                                    (d)      No attachments, executions,
         assignments for the benefit of creditors, receiverships, conservatorships or voluntary or involuntary proceedings in bankruptcy or actions pursuant to any other debtor relief laws are pending against ICTI or any of the Sellers.

                           3.12     Absence of Certain Changes and Events.

                                    (a)      Except as set forth in Schedule
         3.12(a), since the Balance Sheet Date, ICTI has conducted the Business only in the ordinary course consistent with past practice and there has not been any:

                                             (i) (A) amendment to the
                  certificate of incorporation, bylaws or other organizational documents of ICTI, (B) merger by ICTI with or into or consolidation by ICTI with any other Person, (C) subdivision in any way or reclassification of any shares of ICTI's capital stock, or (D) change or agreement to change in any manner the rights of ICTI's outstanding capital stock or the character of the Business;

                                             (ii) material payment or increase
                  by ICTI of any bonuses, salaries, or other compensation to any director, officer, or employee or the execution or amendment by ICTI of any employment, severance, deferred compensation or similar Contract with any director, officer, or employee or the payment of bonuses to any of the Sellers;

                                             (iii) adoption or amendment of any
                  Employee Benefit Plan or increase in the payments to or benefits under any of the plans or arrangements identified on
                  Schedule 3.9(b);

                                             (iv) damage to or destruction or
                  loss of any property or assets of ICTI, whether or not covered by insurance;

                                             (v) execution of, termination or
                  amendment of, or receipt of notice of termination of (i) any license, distributorship, sales representative, joint venture, credit, or similar

                  Contract or (ii) any Contract or transaction or (iii) waiver or relinquishment of any material rights;

                                             (vi) acquisition, sale, lease, or
                  other disposition of any property or assets of ICTI or any mortgage, pledge, or imposition of any Encumbrance on any of its property or assets, including the acquisition, sale, lease, or other disposition of any of the Intellectual Property or the factoring of its accounts receivable, other than (A) sales of inventory in the ordinary course of Business, (B) the sale or other disposition of used machinery, equipment, motor vehicles or other property or assets no longer used or useful in connection with the Business with an aggregate value of less than Five Thousand Dollars ($5,000.00) and (C) any other acquisition, sale or disposition of an insubstantial amount of property or assets in the ordinary course of Business consistent with past practice;

                                             (vii) change in the accounting
                  methods used by ICTI;

                                             (viii) issuance of securities or
                  declaration or payment of any dividends in cash or in kind by ICTI or declaration or making of any other distributions of any kind to any of the Sellers by ICTI (other than Permitted S Corporation Distributions) or any direct or indirect redemption, retirement, purchase or other acquisition by ICTI of any shares of ICTI Stock or options, warrants or rights to purchase such ICTI Stock;

                                             (ix) failure by ICTI to pay and
                  discharge current liabilities within fifteen (15) days of the due date thereof, except as permitted by ICTI's vendors, or where disputed in good faith by appropriate Proceedings (and no Proceeding (other than a Proceeding which has been stayed) has been commenced by any creditor to collect such liabilities);

                                             (x) any loans, advances or capital
                  contributions made by ICTI to, or investments made by ICTI in, any Person;

                                             (xi) amendment, cancellation,
                  termination, relinquishment, waiver or release of any material Contract or right except for such actions effected in the ordinary course of business consistent with past practice of ICTI and which, in the aggregate, would not be material to the operation of the Business or to ICTI;

                                             (xii) extraordinary loss as
                  determined in accordance with GAAP;

                                             (xiii) capital expenditures or
                  capital additions or betterments to the Business; or

                                             (xiv) acceleration or delay in the
                  collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice if the individual amount of any such note or account receivable, or series of related notes or accounts receivable, exceeds Five Thousand Dollars ($5,000.00); and

                                             (xv) delay or acceleration of the
                  payment of any accounts payable or other liabilities beyond or in advance of their due dates or the dates when such liabilities would have been paid in the ordinary course of business consistent with past practice if the individual amount of any such account payable, or other liability, or series of related accounts payable or other liabilities, exceeds Five Thousand Dollars ($5,000.00).

                                             (xvi) agreement, whether oral or
                  written, by ICTI to do any of the foregoing set forth in clauses (i) through (xv) of this Section 3.12(a).

                                    (b)      Except as set forth on Schedule
         3.12(b), since the Balance Sheet Date, ICTI has not suffered any change or event which had or, to the Knowledge of the Sellers, would reasonably be expected to have a Material Adverse Effect.

                           3.13     Contracts; Leases; Absence of Certain
Practices.

                                    (a)      Schedule 3.13(a) sets forth a
         complete and accurate list of each Contract (including any amendments, supplements or modifications thereto) to which ICTI is a party, or by which it or any of its properties or assets are bound, of the type described below (collectively, "Material Contracts"), and Schedule 3.13(a) includes true and complete copies of or, if such Contracts are oral, complete and accurate summaries of:

                                             (i) each Contract (other than open
                  sales orders) that involves performance of services or delivery of products, goods or materials by ICTI of an amount or value in excess of Five Thousand Dollars ($5,000.00);

                                             (ii) each Contract (other than open
                  purchase orders) that involves performance of services or delivery of goods or materials to ICTI of an amount or value in excess of Five Thousand Dollars ($5,000.00);

                                             (iii) each Contract that was not
                  entered into in the ordinary course of Business and that involves expenditures or receipts of ICTI of an amount or value in excess of Five Thousand Dollars ($5,000.00);

                                             (iv) each licensing agreement or
                  other Contract with respect to any Intellectual Property;

                                             (v) each Contract to or with any
                  employee or Representative of a group of employees of ICTI relating to wages, hours, and other conditions or terms of employment, or any consulting agreement;

                                             (vi) each joint venture,
                  partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or Liabilities by ICTI with any other Person;

                                             (vii) each Contract containing
                  covenants that purport to restrict, in any respect, a Person's business activity or limit, in any respect, the freedom of a Person to engage in any line of business or to compete with any other Person;

                                             (viii) each Contract for capital
                  expenditures of an amount or value in excess of Five Thousand Dollars ($5,000.00);

                                             (ix) each Contract entered into by
                  ICTI for, or regarding, the sale, distribution, exportation or importation of products by any distributor, broker, agent or other Representative of ICTI, together with the name and address of each distributor, broker, agent or other Representative of ICTI that is engaged in the sale, distribution, import or export of any products manufactured or sold by ICTI, as well as a list of all informal arrangements and understandings which relate to any of such distributors, brokers, agents or other Representatives;

                                             (x) each of the Leases;

                                             (xi) each Contract for the sale of
                  any properties, assets or operations of ICTI or the Business other than inventory in the ordinary course of business, or for the grant of option or preferential rights to purchase any such properties, assets or operations;

                                             (xii) each Contract relating to
                  the acquisition by ICTI of any operating business or the capital stock or all or substantially all of the assets (other than in the ordinary course of business) of any other Person, whether or not consummated;

                                             (xiii) each Contract pursuant to
                  which any party is required to purchase or sell a stated portion of its requirements or output to another party;

                                             (xiv) each Contract relating to the
                  lending or borrowing of money, including loan agreements, guarantees of obligations of Affiliates and other Persons, performance bonds, letters of credit, and similar instruments or arrangements, and any security agreement, factoring agreement or other agreement pursuant to which any lien, security interest or similar Encumbrance is created with respect to ICTI or its assets as security for its obligations with respect to any such borrowed money; and

                                             (xv) each Contract with a
                  Governmental Body.

                                    (b)      Except as set forth in Schedule

         3.13(b):

                                             (i) each Material Contract is and
                  at the Closing Date will be in full force and effect and is and at the Closing Date will be valid and enforceable against ICTI in accordance with its terms;

                                             (ii) ICTI and, to the Knowledge of
                  the Sellers, each other Person that has or had any Liability under any Material Contract, has complied in all material respects with all applicable terms and requirements of such Contract, except waivers of terms in the ordinary course of business consistent with past practice of ICTI and which, in the aggregate, would not be material to the operation of the Business or to ICTI;

                                             (iii) (A) no event, to the
                  Knowledge of the Sellers, has occurred or circumstance exists that would contravene, conflict with, or result in a violation or breach of, or give ICTI or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or terminate, any Material Contract; (B) ICTI has not received from any Person that is a party to any Material Contract, (1) any notice that any such Person intends to terminate any Material Contract, or (2) any material claim for indemnification from any such Person with respect to the delivery or performance of products or services; and (C) ICTI has not affirmatively waived any of its rights under, or modified the terms of, any Material Contract, or, to the Knowledge of the Sellers, has any such waiver of rights occurred by a pattern of practice or course of dealing.

                                    (c)      No direct or indirect payments have
         been made to any Person by ICTI for the purposes of inducing such Person to sell or purchase any products to or from ICTI or any of its distributors, brokers, agents or other Representatives or to induce such Person not to purchase or sell any items to or from any other Person. Neither ICTI nor, to the Knowledge of the Sellers, any of its officers, directors or employees has, directly or indirectly, given or made or agreed to give or make any improper or illegal commission, payment, gratuity, gift, political contribution or similar benefit, to any customer, supplier, governmental employee or other Person who is or may be in a position to assist or hinder ICTI or the Business or to assist ICTI in connection with any actual or proposed transaction relating to the Business or any of its property or assets.

                           3.14     Insurance.

                                    (a)      Schedule 3.14(a) sets forth a
         complete and accurate list, and includes true and complete copies, of:

                                             (i) all comprehensive general
                  liability and other liability policies of insurance under which ICTI or its officers or directors is or has been insured at any time within the three (3) year period immediately preceding the date of this Agreement;

                                             (ii) all property and casualty
                  policies of insurance under which ICTI is presently insured;
                  and

                                             (iii) all pending applications for
                  policies of insurance.

                                    (b)      Schedule 3.14(b) describes:

                                             (i) any Contract other than a
                  policy of insurance, for the transfer or sharing of any material risk by ICTI; and

                                             (ii) all obligations of ICTI to
                  provide coverage to third parties (for example, under Leases or other Contracts) and identifies the policy under which such coverage is provided.

                                    (c)      Each policy of insurance described
         in Schedule 3.14(a) is in full force and effect and, to the Knowledge of the Sellers, will continue to provide coverage following the Closing Date to the same extent provided prior to the Closing Date (assuming, for this purpose, that (i) ICTI pays, from and after the Closing Date, all premiums required to be paid under such policies, (ii) the respective insurers thereunder agree to continue such policies and
         (iii) neither Purchaser nor its Affiliates takes any action, or fails to take any action, that would result in the cancellation or termination of such policies).

                                    (d)      Except as set forth in Schedule
         3.14(d), at all times during the three (3) year period immediately preceding the date of this Agreement, ICTI has maintained insurance covering itself, its employees and its assets comparable in terms of the type of coverage to that maintained by it as of the date hereof.
         Schedule 3.14(a) sets forth for each policy of insurance maintained by ICTI during the aforementioned period, (i) the name and address of the provider thereof, (ii) the property or casualty covered thereby and
         (iii) the amount of coverage provided thereby (including the deductible thereof).

                           3.15     Environmental Matters.

                                    (a)      Except as set forth in Schedule
         3.15(a):

                                             (i) no Leased Real Property is
                  currently being used to, nor to the Knowledge of the Sellers, has the Leased Real Property ever been used to make, store, handle, treat, dispose of, generate, or transport Hazardous Substances in material violation of any applicable Environmental Law or Occupational Safety and Health Law;

                                             (ii) to the Knowledge of the
                  Sellers, there has never been a Release, or threatened Release, of Hazardous Substances on, from, or migrating onto any of the Leased Real Property that caused, or would cause, Contamination;

                                             (iii) ICTI and the Leased Real
                  Property have complied in all material respects with all applicable Environmental Laws and Occupational Safety and Health Laws (which compliance includes, possession by ICTI of all environmental, health and safety permits, approvals, licenses, registrations and other governmental authorizations required in connection with the ownership and operation of the Leased Real Property under all applicable Environmental Laws), and, to the Knowledge of the Sellers, no event has occurred or circumstances exist that (A) would constitute or result in a material violation by ICTI of, or a material failure on the part of ICTI to comply with, any such Environmental Laws or Occupational Safety and Health Laws, or
                  (B) would give rise to any material Liability on the part of ICTI to undertake, or to bear all or any portion of the cost of, any remedial action pursuant to any such Environmental Laws or Occupational Safety and Health Laws;

                                             (iv) no Proceeding arising under or
                  relating to any Environmental Laws, Occupational Safety and Health Laws or any Environmental, Health, and Safety Liabilities, is pending, or to the Knowledge of the Sellers is Threatened, against ICTI or any of the Leased Real Property;

                                             (v) ICTI has never received any
                  notification, citation, complaint, violation, notice or Order of any kind from any Governmental Body or any other Person relating or pertaining to its actual, alleged or potential failure to comply with any Environmental Laws or Occupational Safety and Health Laws or alleging that it has any material Environmental, Health, and Safety Liabilities or regarding the making, storing, handling, treating, disposing, generating, transporting or Release of any Hazardous Substances; and

                                             (vi) to the Knowledge of the
                  Sellers, there are no (A) above or below ground storage tanks presently in use or formerly used for the storage of any Hazardous Substances on any of the Leased Real Property or (B) friable asbestos-containing materials or PCB-containing electrical equipment on any of the Leased Real Property.

                                    (b)      Schedule 3.15(b) attached hereto
         sets forth a complete and accurate list of, and includes true and complete copies and results of, (i) any reports, studies, analyses, tests, or monitorings that it possesses pertaining to Hazardous activities conducted by ICTI in or on, or Hazardous Substances in, on, removed from or under, any of the Leased Real Property, or concerning compliance by ICTI with any applicable Environmental Laws and (ii) all notices received by ICTI from any Governmental Body with respect to the Release of Hazardous Substance in, on or under any of the Leased Real Property that caused, or would cause, Contamination.

                                    (c)      ICTI has obtained all Governmental
         Authorizations required through the date hereof with respect to the Leased Real Property or the operation of the Business under any applicable Environmental Law (collectively, the "Environmental Permits"), a complete and accurate list of which is set forth on
         Schedule 3.15(c), all of which Environmental Permits are valid and in full force and effect. Except as set forth in Schedule 3.15(c), (i) ICTI has complied in all material respects with all of the terms and conditions of each Environmental Permit identified in Schedule 3.15(c) and (ii) to the Knowledge of the Sellers, no event has occurred or circumstance exists that (A) would constitute or result directly or indirectly in a material violation of or a material failure to comply with any term or requirement of any Environmental Permit listed in
         Schedule 3.15(c) or (B) would result in the revocation, withdrawal, suspension, cancellation, or termination of any Environmental Permit listed in Schedule 3.15(c).

                           3.16     Employees. To the Knowledge of the Sellers,
no employee of ICTI intends to terminate his or her employment with ICTI as a result of the Contemplated Transactions or otherwise.

                           3.17     Labor Disputes; Compliance. Except as set
forth on Schedule 3.17:

                                    (a)      ICTI is not a party to or bound by
         any labor Contract, ICTI's employees are not represented by any union or other employee organization, and there has not been, there is not presently pending or existing, and to the Knowledge of the Sellers, there is not Threatened (i) any strike, slowdown, picketing, work stoppage, lockout, labor arbitration or Proceeding in respect of the grievance of any employee, (ii) any application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Governmental Body, or (iii) any organizational activity, or other labor dispute against or affecting ICTI, and no application for certification of a collective bargaining agent is pending or, to the Knowledge of the Sellers, is Threatened;

                                    (b)      to the Knowledge of the Sellers, no
         event has occurred or circumstances exist that would provide the basis for any work stoppage or other labor dispute;

                                    (c)      there are no complaints, charges or
         claims against ICTI pending or, to the Knowledge of the Sellers, Threatened, based on, arising out of, in connection with or otherwise relating to the employment (or termination of employment) by ICTI of any individual, including individuals classified as independent contractors or "leased employees" (within the meaning of Section 414(n) of the Code), or the failure to employ any individual, including any claim relating to employment discrimination, equal pay, employee safety and health, immigration, wages and hours or workers' compensation.

                                    (d)      ICTI has complied in all material
         respects with all Legal Requirements relating to employment, of former, current, and prospective employees, independent contractors and "leased employees" (within the meaning of Section 414(n) of the Code) including all such Legal Requirements relating to equal employment opportunity, nondiscrimination, immigration, wages, plant closings or mass layoffs, hours, benefits, the payment of social security and similar Taxes;

                                    (e)      ICTI is not liable for the payment
         of any material Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the Legal Requirements described in Section 3.17(d) and, in the aggregate, the matters set forth on Schedule 3.17 would not have a Material Adverse Effect even if each were resolved adversely to ICTI; and

                                    (f)      There are no Liabilities of ICTI
         relating to workers compensation benefits that are not fully insured against by a bona fide third-party insurance carrier (except for deductibles, retentions or rights to retroactive premium adjustment that may be provided for in the respective policies of insurance relating thereto). With respect to each workers' compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to the date hereof under the insurance policy or fund have been paid, all premiums required to be paid under the insurance policy or fund through the Closing Date will have been paid on or before the Closing Date and, as of the Closing Date. ICTI has received no notice of any Liability of ICTI under any such insurance policy, fund or ancillary agreement with respect to such insurance policy or fund in the nature of a retroactive rate adjustment, loss sharing arrangement or other similar actual or contingent Liability arising wholly or partially out of events occurring prior to the Closing Date.

                           3.18     Intellectual Property.

                                    (a)      Schedule 3.18(a) sets forth a
         complete and accurate list of, and includes true and complete copies of, all Contracts to which ICTI is a party or by which ICTI is bound that relate to the Intellectual Property owned, licensed (whether as licensor or licensee) or used in the Business by ICTI. Except as set forth in Schedule 3.18(a), there are no outstanding and, to the Knowledge of the Sellers, no Threatened disputes or disagreements with respect to any such Contract.

                                    (b)      Schedule 3.18(b) sets forth a
         complete and accurate list of all Intellectual Property owned by ICTI or used by ICTI in the conduct of the Business or necessary therefor, other than software consisting exclusively of commercially available software that is subject to a "shrink wrap" license agreement. Except as set forth in Schedule 3.18(a) or 3.18(b):

                                             (i) ICTI is the owner of all right,
                  title, and interest in and to each item of Intellectual Property identified on Schedule 3.18(b), free and clear of all Encumbrances, except for any Encumbrances referred to in Schedules 3.18(a) or 3.18(b);

                                             (ii) all registered Intellectual
                  Property, if any, identified on Schedule 3.18(b) currently comply in all material respects with all Legal Requirements;

                                             (iii) to the Knowledge of the
                  Sellers, there is no intellectual property or application of any other Person which is reasonably likely to interfere with the Intellectual Property identified on Schedule 3.18(b);

                                             (iv) to the Knowledge of the
                  Sellers, no Intellectual Property identified on Schedule 3.18(b) is infringed or has been challenged or misappropriated by any other Person in any way nor has any Proceeding been Threatened with respect thereto; and

                                             (v) the Intellectual Property has
                  not been misappropriated by ICTI, nor does it infringe or, to the Knowledge of the Sellers, has it been alleged to infringe, any intellectual property rights of any other Person.

                                    (c)      Except as set forth on Schedule
         3.18(c), ICTI owns or has the right to use all Software, free and clear of all Encumbrances (other than usual and customary restrictions under "shrink wrap" license agreements or similar software license agreements relating to commercially available software). No Software has been misappropriated by ICTI or challenged in any way nor, to the Knowledge of the Sellers, has any Proceeding been Threatened with respect thereto. None of the subject matter of any such Software has been misappropriated or, to the Knowledge of the Sellers, is alleged to have been misappropriated from any Person.

                                    (d)      ICTI has taken all commercially
         reasonable measures necessary to protect the Intellectual Property identified on Schedule 3.18(b). ICTI has not caused any of such Intellectual Property to enter the public domain, or taken any action which has in any way affected its absolute and unconditional ownership of any portion of the Intellectual Property owned by it, or its use of any portion of the Intellectual Property licensed by it.

                                    (e)      No licensing fees, royalties or
         payments are due and payable in connection with ICTI's use of any Intellectual Property except for (i) those which have been paid or accrued on the Financial Statements in accordance with past practice,
         (ii) those incurred by ICTI in the ordinary course of its business since the Balance Sheet Date, or (iii) those referred to in Schedule 3.18(e).

                                    (f)      ICTI has all computer systems and
         software solutions that are necessary to address "Year 2000" computer systems issues relating to the Business. Accordingly, the computer systems of ICTI (including all hardware, workstations and related components and date sensitive equipment and all Software (including not only the Software owned or used by ICTI internally, but all Software incorporated into, or comprising a portion of, or in any way affecting, any product sold or licensed by, or any service performed by, ICTI) are Year 2000 Compliant. The term "Year 2000 Compliant," as used herein, means, with respect to any computer system or Software, that such computer systems or Software (i) are capable of recognizing, processing, managing, representing, interpreting, and manipulating accurately date-related data for dates earlier and later than January 1, 2000 (including calculating, comparing, sorting, storing, tagging and sequencing such data) without resulting in or causing logical or mathematical errors or inconsistencies in any user-interface functionalities or otherwise, including data input and retrieval, data storage, data fields, calculations, reports, processing, or any other input or output, (ii) have the ability to provide date recognition for any data element without limitation (including date-related data represented without a century designation, date-related data whose year is represented by only two digits and date fields assigned special values), (iii) have the ability to automatically function into and beyond the year 2000 without human intervention and without any material change or any disruption in operations associated with the advent of the year 2000, and (iv) have the ability to correctly interpret data, dates and time into and beyond the year 2000 including any data containing dates before January 1, 2000.

                  3.19 Relationships With Related Persons.

                                    (a) Except as set forth in Schedule 3.19(a):

                                             (i) no Related Person of ICTI has
            any interest in the Business or any of its properties and assets;

                                             (ii) no Related Person of ICTI owns
            of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (i) had material business dealings or a material financial interest in any material transaction with ICTI or (ii) engaged in competition with ICTI with respect to any line of products or services of ICTI in any market presently served by ICTI; and

                                             (iii) no Related Person of ICTI is
            a party to any Material Contract with, or has any material claim or right against, ICTI.

                                    (b) As of the Closing Date, after giving
         effect to the Contemplated Transactions, ICTI will not be required to make any payment to or perform any services for any Related Person of ICTI, except as set forth on Schedule 3.19(a).

                  3.20 Brokers or Finders. Neither ICTI nor any of the Sellers has incurred any Liability for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or the Contemplated Transactions for which Purchaser or ICTI will directly or indirectly have any Liability.

                  3.21 Bank Accounts; Powers of Attorney. Schedule 3.21 sets forth a true, correct and complete list of (a) all bank accounts, fiduciary accounts and safe deposit boxes of ICTI and Persons authorized to sign or otherwise act with respect thereto as of the date hereof and (b) Persons holding powers of attorney or similar instruments allowing such Persons to take any actions for or on behalf of ICTI.

                  3.22 No Undisclosed Liabilities. ICTI has no Liabilities of any nature except for (a) liabilities reflected or reserved against in the Financial Statements or the Interim Financial Statements, (b) current liabilities incurred in the ordinary course of the Business since the respective dates of such financial statements and (c) performance obligations arising under the terms of any Material Contracts that are executory in nature, but excluding however any Liabilities associated with its failure to perform any such obligations or any other breach of any duty or obligation of ICTI under or with respect to any such Material Contract.

                  3.23 Disclosure. No representation or warranty of the Sellers in this Agreement or in any Related Agreement and no statement of the Sellers in any of the Schedules hereto or thereto omits to state a material fact necessary to make the statement herein or therein, in light of the circumstances in which they were made, not misleading in any material respect.

         4. REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser represents and warrants to the Sellers as follows:

                  4.1 Organization and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania.

                  4.2 Authority; No Conflict.

                           (a) This Agreement constitutes the legal, valid, and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Upon the execution and delivery by Purchaser of the Related Agreements to which Purchaser is a party, such Related Agreements will constitute the legal, valid, and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms. Purchaser has full corporate power and authority to execute and deliver this Agreement and such Related Agreements and to perform its obligations under this Agreement and such Related Agreements.

                           (b) Except as set forth in Schedule 4.2(b), neither Purchaser's execution and delivery of this Agreement or the Related Agreements to which it is a party nor the consummation or performance by Purchaser of any of the Contemplated Transactions will give any Person the right, or ability, to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                                             (i) any provision of the articles
            of incorporation, bylaws or other organizational documents of Purchaser;

                                             (ii) any Legal Requirement or Order
            to which Purchaser may be subject; or

                                             (iii) any Contract to which
            Purchaser is a party or by which Purchaser may be bound.

                           (c) Except as set forth in Schedule 4.2(c), Purchaser is not, nor will it be, required to give any notice to or obtain any Consent from, any Person in connection with the Contemplated Transactions.

                  4.3 Certain Proceedings. There is no pending Proceeding that has been commenced against Purchaser and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Purchaser, no such Proceeding has been Threatened.

                  4.4 Brokers or Finders. Purchaser and its Representatives have incurred no obligation or Liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement or any of the Contemplated Transactions for which ICTI or the Sellers will directly or indirectly have any Liability.

                  4.5 Investment Representations. Purchaser is acquiring the Purchased Shares and the Purchased Options as an investment, and not with a view to, or for, sale or transfer in connection with any distribution thereof, or for any sale or transfer thereof.

                  4.6 Galen Stock. Any shares of Galen Stock issued pursuant to
Section 2.2(c) will, upon the issuance thereof to the Sellers, be (a) validly issued, fully paid, non-assessable and free and clear of any Encumbrances or any restrictions regarding the transferability thereof except for (i) any restrictions imposed pursuant to the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable Legal Requirements including the "blue sky" laws of any state or the laws of the United Kingdom or (ii) a requirement, imposed by Galen Holdings generally with respect to employees who desire to sell in excess of ten thousand (10,000) shares of Galen Stock at any time, that any such employee (A) give Galen Holdings at least ten (10) days written notice prior to the sale of such Galen Stock, (B) allow Galen, at its discretion, to find a purchaser, at market prices, for such Galen Stock during such ten (10) day period, and (C) shall sell such Galen Stock to the purchaser identified by Galen, and (b) duly registered on the London Stock Exchange.

                  4.7 Summaries. Purchaser makes no representations or warranties, express or implied, with respect to the summaries of the essential terms of this Agreement or of the Related Agreements that were prepared by Purchaser and disseminated by ICTI to the Sellers prior to the Closing.

         5. MUTUAL COVENANTS; COVENANTS OF SELLERS

                  5.1 Mutual Covenants Regarding Taxes, Etc.

                                    (i) The Sellers shall be required to, and
         shall have the sole and exclusive authority to, prepare, execute and file on behalf of ICTI (A) the federal income Tax Returns to be filed on behalf of ICTI for periods ending on or before the Closing Date and

         (B) the corresponding state and local income Tax Returns for the State of New Jersey and any of the other jurisdictions identified in Schedule 3.8(c) to be filed on behalf of ICTI for periods ending on or before the Closing Date, that will include the gain or loss resulting from the "deemed sale" and "deemed liquidation" that will occur (pursuant to Treasury Regulation Sections 1.338(h)(10)-1(e)(1) and (2) promulgated under the Code) by reason of Purchaser's and the Sellers' election pursuant to Section 338(h)(10) of the Code and any Tax pursuant to
         Section 1374 of the Code. All such federal, state and local Tax Returns shall be prepared in a manner consistent with the tax accounting methods and principles that ICTI has used in its immediately preceding tax year to report its income to each relevant taxing authority. Subject to the provisions of Section 5.1(a)(iii)(A), the Sellers will provide to ICTI a copy of each such Tax Return no less than fifteen
         (15) business days prior to the due date for filing such Tax Return, together with payment for all Taxes due, and ICTI will promptly execute and timely file such Tax Return, together with the Sellers' payment therefor, with the appropriate taxing authority or other Governmental Body.

                                    (ii) Purchaser shall promptly notify the
         Seller Representatives in writing upon receipt by Purchaser or ICTI of notice of any pending or threatened Tax audits of or assessments against ICTI for taxable periods of ICTI ending on or prior to the Closing Date and with respect to which Sellers would be reasonably likely to have any Liability, whether as the result of ICTI's being classified as an S corporation under the Code and any comparable state statutes or pursuant to this Agreement. Subject to Sections 5.1(a)(iii), 5.1(a)(iv), 7.2 and 7.4, the Seller Representatives shall have the right, at their own expense, to control any audit or determination by any taxing authority or other Governmental Body, initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment of Taxes for any taxable period described in the immediately preceding sentence, and the Sellers shall retain all rights with respect to any Tax refunds that may be due or payable with regard to any such taxable periods. Purchaser agrees not to amend or cause to be amended any income Tax Return filed by

         ICTI for taxable periods of ICTI ending on or before the Closing Date without obtaining the consent of the Seller Representatives (which consent will not be unreasonably withheld or delayed) unless such amendment is required to correct a clearly erroneous matter of fact or law or Purchaser or ICTI is directed to file such amendment by any taxing authority or other Governmental Body. If the Seller Representatives consent to Purchaser's request to amend any such previously filed Tax Return to correct a matter of fact or law that is arguably correct under the standards so imposed by applicable Legal Requirements (i.e., reasonable basis, substantial authority, more likely than not, etc.), the Sellers shall timely pay any increase in Tax liability that the Sellers are required to pay to any taxing authority as a result of such amendment and Purchaser shall promptly reimburse the Sellers for the amount of any penalty or interest payable by them as a result of such increase in Tax.

                                    (iii) In furtherance of the provisions of
         Sections 5.1(a)(i) and 5.1(a)(ii), Purchaser will cooperate fully with and, if requested by the Seller Representatives, will (A) appoint one or both of the Seller Representatives as duly authorized officers of ICTI solely for purposes of executing and filing on behalf of ICTI the final Tax Returns referred to in this Section 5.1(a), conducting any audits or examinations with respect thereto or any Tax Return with respect to which, or as the result of which, the Sellers may have any Liability, negotiating and approving all changes or adjustments to such Tax Returns or any Tax Return with respect to which, or as the result of which, the Sellers may have any Liability, and negotiating, approving and executing all agreements (including closing agreements) with the appropriate taxing authorities or other Governmental Bodies at the conclusion of any such audits or examinations, which shall be binding upon ICTI and Purchaser, and (B) join in the filing of all final Tax Returns. The Seller Representatives shall have sole and exclusive authority with respect to the conduct, negotiation and settlement of any such audits or examinations; provided, however, that
         (1) anything to the contrary set forth in this Section 5.1(a)(iii) notwithstanding, with respect to any matters that may adversely affect the Purchaser or ICTI after the Closing Date, the Seller Representatives shall consult with, and consider in good faith, the suggestions of ICTI and

         Purchaser, and the Seller Representatives shall not settle any such matter without Purchaser's written consent, which consent will not be unreasonably withheld and (2) nothing set forth in this Section 5.1(a)(iii) will alter or affect Purchaser's right to receive, or the Sellers' obligation to provide, indemnity pursuant to Sections 7.2 or
         7.4. Form 8023 shall be filed together with, and as a part of, each such final Tax Return if the filing of Form 8023 is required by any applicable Legal Requirement.

                                    (iv) Notwithstanding anything set forth
         herein to the contrary, Purchaser shall have sole and exclusive authority with respect to the conduct, negotiation and settlement of any examinations or audits arising out of or relating to the Sellers' election pursuant to Section 338(h)(10) of the Code (and any comparable state statutes) and any Tax under Section 1374 of the Code. The Sellers will cooperate fully with Purchaser in connection with any such examination or audit.

                           (b) Each of the Seller Representatives and Purchaser,
upon the request of the other party, will, at any time and from time to time, afford to the other party, or any other Representatives of other party, full and complete access to the books and records of ICTI (including all accounting, financial and tax records) as shall be necessary to permit the Sellers and Purchaser to effectuate the provisions of Section 5.1(a) and, in connection therewith, Purchaser will make available, or cause to be made available, to the Seller Representatives, such qualified personnel of ICTI and Purchaser as the Seller Representatives shall reasonably request to assist in the compilation of the information necessary to prepare and file the Tax Returns referred to in
Section 5.1(a) as well as may be necessary to respond to any audit that may be conducted from time to time with respect to such Tax Returns or any other Tax Returns filed by ICTI on or prior to the Closing Date.

                           (c) Purchaser acknowledges that ICTI has made, and at
or prior to the Closing will make, distributions to the Sellers, to fund estimated tax payments relating to the income attributable to the Sellers as a result of ICTI's election to be treated as an S corporation under the Code and under the laws of the State of New Jersey and the other jurisdictions identified in Schedule 3.8(c), including any such distributions as may be necessary to fund the estimated tax payments relating to ICTI's income for the taxable periods ending on or before the Closing Date but not including any income arising out of or relating to the elections described in Section 5.1(d) below (all of the distributions described in this Section 5.1(c) shall be collectively referred to herein as the "Permitted S Corporation Distributions").

                           (d) Purchaser and the Sellers shall make a timely
election under Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated pursuant to the Code, and any corresponding elections under state or local tax law in the State of New Jersey and in the other jurisdictions identified in Schedule 3.8(c). Purchaser and the Sellers shall (i) take, and cooperate with each other to take, all actions necessary and appropriate (including, without limitation, the preparation, completion and timely joint filing by Purchaser and the Sellers of Form 8023, and the preparation, completion and timely filing of such other forms, returns, elections, schedules and other documents and instruments) to effect, perfect and preserve a timely Section 338(h)(10) election in accordance with Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated pursuant to the Code, and (ii) report the purchase and sale of the Purchased Shares, consistent with the election pursuant to Section 338(h)(10) referred to in this Section 5.1(d) and shall take no position contrary thereto or inconsistent therewith in any Tax Return, or in any discussion with or any Proceeding before any taxing authority or other Governmental Body or otherwise.

                           (e) In the event that, in connection with an audit
relating to an election pursuant to Section 338(h)(10) of the Code (and any comparable state or local statutes), the Sellers' final Tax liability relating to such election is, after audit or examination, increased above the amounts reflected on the Tax Returns described in Section 5.1(a)(i) and referred to in
Section 5.1(d), then (i) the Sellers shall pay, when due, any such increased Tax liability and (ii) the Purchaser shall promptly reimburse the Sellers for the amount of any penalty or interest payable by them as the result of such increase in Tax.

                  5.2 Investment Representations. Prior to, or concurrently with, the issuance of any shares of Galen Stock to the Sellers pursuant to
Section 2.3(c), the Sellers shall execute and deliver to Purchaser a letter addressed to Purchaser and Galen Holdings stating that the Sellers are acquiring the shares of Galen Stock as an investment, and not with a view to, or for, sale or transfer in connection with any distribution thereof, or for any sale or transfer thereof. The Sellers acknowledge that each certificate evidencing shares of Galen Stock will have endorsed thereon a restrictive legend setting forth the restrictions referred to in Section 4.6(a).

                  5.3 Subordination of Deferred Payments. The Sellers acknowledge that the deferred portion of the Purchaser Price described in
Section 2.2(b) and any Earnout Payment to which they may become entitled will be unsecured and at all times under, subject and subordinate in right of payment and enforcement to the prior, irrevocable payment in full of all existing or future Liabilities that may owed to the senior lenders to Purchaser, Galen Holdings or the consolidated group of corporations of which Purchaser and Galen Holdings are members. In furtherance of such subordination, the Sellers will, upon the request of Purchaser or Galen Holdings, promptly execute and deliver to any or all of the aforementioned senior lenders a subordination agreement in the standard form prescribed by such senior lenders (which subordination agreement shall be reasonably acceptable to the Sellers) and will also execute such other documents and instruments and take such other actions as may be reasonably necessary to further evidence or effectuate the provisions of this Section 5.6. Anything to the contrary set forth in this Section 5.3 notwithstanding, no Seller may refuse to execute the form of subordination agreement referred to in the immediately preceding sentence unless the terms of such subordination agreement are expressly inconsistent with the essential terms of subordination described in the first sentence of this Section 5.3.

         6. COVENANTS OF PURCHASER

                  6.1 Filing of Tax Returns. Purchaser shall prepare, execute and file within the time periods established by any applicable Legal Requirement
(a) Purchaser's federal income Tax Return for the tax year of Purchaser in which the Closing occurred and (b) ICTI's federal income Tax Return for the tax year of ICTI that begins with, and includes, the first day of the tax year of ICTI immediately following the end of the tax year of ICTI for which the final Tax Returns referred to in Section 5.1(a) are filed.

                  6.2 Change of Fiscal Year of ICTI. Purchaser, as soon as practicable following the Closing, will take such actions as are necessary to cause ICTI's fiscal-year for financial reporting and Tax purposes to be changed to the twelve (12) month period commencing on October 1 of each calendar year and ending on September 30 of the following calendar year.

                  6.3 Default Rate of Interest. Subject to Purchaser's set-off rights described in Section 7.9, if Purchaser fails to pay either (a) the deferred portion of the Purchase Price described in Section 2.2(b) or (b) any portion of any Earnout Payment that is payable in cash, when due, and such failure shall continue for a period of five (5) business days following such due date, such unpaid amount shall bear interest at an annual rate of twelve percent (12%) from the date of the expiration of such five (5) day grace period until paid in full by Purchaser.

                  6.4 Operation of Business During Earnout Period. During the Earnout Period, Purchaser will use commercially reasonable efforts to cause the business of ICTI to be operated in the ordinary course consistent with the past practice of ICTI, and neither Purchaser nor its director representatives on the board of directors of ICTI will intentionally take any affirmative action, or intentionally omit to take any commercially reasonable action within its reasonable control, that would directly, materially and adversely affect NIBT prior to September 30, 2001. If Purchaser takes any such intentional action or makes any such intentional omission which has a direct, material and adverse effect on NIBT during the Earnout Periods, Purchaser and Sellers shall proceed diligently and in good faith, using commercially reasonable efforts, to make such reasonable adjustments to the calculation of NIBT as may be necessary to mitigate or neutralize the impact of any such intentional act or omission. Anything to the contrary set forth in this Section 6.4 notwithstanding, Purchaser will not be deemed to have violated its obligations under this Section
6.4 if any such intentional act or omission that has a direct, material and adverse effect on NIBT during the Earnout Periods was (a) directly or indirectly necessitated by Purchaser's efforts to mitigate or otherwise alleviate the adverse consequences of a breach of any representation, warranty or covenant of any Seller under this Agreement or (b) believed by Purchaser or its director representatives on the board of directors of ICTI, in good faith and in their business judgment, to have been in, or not opposed to, the best interests of ICTI or


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
the consolidated group of corporations of which ICTI is then a member. Furthermore, insofar as ICTI's working capital line of credit facility with the Secured Lender will be terminated at or prior to the Closing, Purchaser shall, during the Earnout Periods, use commercially reasonable efforts to ensure that ICTI has working capital sufficient to undertake and complete projects that are normally within the scope of ICTI's business and which would affect NIBT. Nothing set forth in this Section 6.4 or in Section 6.5 shall require, or shall be deemed to require, Purchaser to make any additional capital contribution to ICTI.

                  6.5 Operations Through September 30, 1999. Insofar as ICTI's working capital line of credit facility with the Secured Lender will be terminated at or prior to the Closing, during the period between the Closing Date and September 30, 1999, Purchaser will permit ICTI to use its earnings for such period for usual, customary and legitimate working capital purposes.

                  6.6 Delivery of Certain Minutes. As soon as available, but in no event later than June 30, 1999, Purchaser will deliver, or cause to be delivered, to the Seller Representatives copies of the minutes of Galen Holdings ratifying its execution and delivery of the Guaranty appended hereto, which minutes will be certified as true and correct by the Secretary of Galen Holdings.

         7. INDEMNIFICATION; REMEDIES

                  7.1 Survival. Subject to the limitations set forth in Section
7.5 and the provisions of Section 7.6, all representations, warranties, covenants, and obligations in this Agreement, the Schedules, any supplements to the Schedules, and in the Related Agreements will survive the Closing.

                  7.2 General Indemnification and Reimbursement by the Sellers. In addition to the specific indemnity set forth in Section 7.4 relating to Taxes, the Sellers will jointly and severally indemnify, defend and hold harmless Purchaser, its Affiliates (including ICTI) and the respective officers, directors, shareholders, successors and permitted transferees and assigns of Purchaser and its Affiliates (collectively, the "Purchaser Indemnitees") from and against, and will reimburse the Purchaser Indemnitees for, any Damages arising directly from any of the following:

                                    (a) any Breach of any representation or
         warranty made by any of the Sellers in this Agreement, the Schedules, any supplements to the Schedules, or any other Related Agreements delivered by any of the Sellers pursuant to or in connection with this Agreement;

                                    (b) any Breach by any of the Sellers of any
         covenant or obligation of any of the Sellers in this Agreement or any Related Agreement; and

                                    (c) any claim by any Person for brokerage or
         finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any Person with ICTI or any of the Sellers (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

                  7.3 General Indemnification and Reimbursement by Purchaser. Purchaser will indemnify, defend and hold harmless the Sellers and the respective Affiliates, successors and permitted transferees and assigns of the Sellers (collectively, the "Seller Indemnitees") from and against, and will reimburse the Seller Indemnitees for, any Damages arising directly from any of the following:

                                    (a) any Breach of any representation or
         warranty made by Purchaser in this Agreement or in any Related Agreement delivered by Purchaser pursuant to or in connection with this Agreement;

                                    (b) any Breach by Purchaser of any covenant
         or obligation of Purchaser in this Agreement or any Related Agreement;
         or

                                    (c) any claim by any Person for brokerage or
         finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Purchaser (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

                  7.4 Tax Indemnification; Apportionment of Taxes.

                                    (a) In addition to the general
         indemnification set forth in Section 7.2, the Sellers will jointly and severally indemnify, defend and hold harmless the Purchaser Indemnitees and ICTI harmless from any and all Taxes and related Damages imposed on ICTI in respect of its income, business, property or operations or for which ICTI may otherwise be liable (i) for any period ending prior to or on the Closing Date, including any Short Period or Interim Period and including any Tax arising under Section 1374 of the Code, (ii) arising out of a Breach of any of the representations and warranties contained in Section 3.8, or
         (iii) for any costs or expenses incurred by Purchaser or ICTI with respect to any Taxes for which Purchaser or ICTI is indemnified by the Sellers pursuant to this Section 7.4(a).

                                    (b) In order to appropriately apportion any
         Taxes relating to any taxable period that includes the Closing Date, the parties hereto will, to the extent permitted by applicable law, elect with the relevant taxing authority to treat for all purposes the Closing Date as the last day of a taxable period of ICTI (a "Short Period"), and such period shall be treated as a Short Period and a period ending prior to or on the Closing Date for purposes of this Agreement. In any case where applicable Legal Requirements do not permit ICTI to treat the Closing Date as the last day of a Short Period, then for purposes of this Agreement, the portion of each Tax that is attributable to the operations of ICTI for such interim period (the "Interim Period") shall be (i) in the case of a Tax that is not based on net income, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Interim Period, and the denominator of which is the total number of days in such period, and (ii) in the case of a Tax that is based on net income, the Tax that would be due with respect to the Interim Period if such Interim Period were a Short Period determined based upon an interim closing of the books of ICTI.

                  7.5 Time Limitations.

                                    (a) Except as otherwise specifically
         provided in Sections 7.5(b) and 7.5(c), the Sellers will have no Liability to the Purchaser Indemnitees under, or in connection with, this Agreement or any of the Related Agreements or any of the Contemplated Transactions pursuant to Section 7.2(a), unless on or before September 30, 2001, the Seller Representatives are given written notice from a Purchaser Indemnitee of a bona fide indemnity claim specifying the factual basis of that claim in reasonable detail (a "Claim Notice"); provided, however, that with respect to any such claim for which a Claim Notice has been given to the Seller Representatives on or before September 30, 2001, the Sellers' Liability to the

         Purchaser Indemnitees for such claim shall survive without limitation as to time until such claim is resolved.

                                    (b) Notwithstanding the provisions of
         Section 7.5(a), the Sellers will have no Liability to the Purchaser Indemnitees under, or in connection with, any claims made pursuant to
         Section 7.4, unless before the end of the thirty (30) day period immediately following the expiration of the applicable tax statute of limitations, the Seller Representatives are given a Claim Notice for a claim arising under Section 7.4 (a "Tax Claim"); provided, however, that with respect to any such Tax Claim for which a Claim Notice has been given to the Seller Representatives prior to the end of the thirty
         (30) day period immediately following the expiration of the applicable tax statute of limitations, the Sellers' Liability to the Purchaser Indemnitees for such Tax Claim shall survive without limitation as to time until such claim is resolved. The term "applicable tax statute of limitations," as used in this Section 7.5(b), means, with respect to any particular type of Tax, a period of time equal to the applicable statute of limitations established pursuant to any Legal Requirement pertaining to such Tax.

                                    (c) Notwithstanding the provisions of
         Section 7.5(a), the limitations set forth in Section 7.5(a) shall not apply to any claims which are made by any Purchaser Indemnitee pursuant to Section 7.2(a) to the extent that such claims are (i) based upon a Breach of any of the representations or warranties set forth in Sections 3.2, 3.6(a)(i), 3.18(b)(i), 3.18(b)(v) or 3.18(c) or (ii)
         attributable to the fraud of any of the Sellers.

                  7.6 Limitations on Amount of Liability.

                                    (a) Except as otherwise provided in Section
         7.6(c), the Sellers will have no Liability to the Purchaser Indemnitees, under, or in connection with, this Agreement or any of the Related Agreements or any of the Contemplated Transactions pursuant to indemnity claims made pursuant to Section 7.2(a), until the total of all Damages with respect to such claims exceeds Eighty Thousand Dollars ($80,000.00) (the "Deductible"), and then only for the amount by which such Damages exceed the Deductible.

                                    (b) Except as otherwise provided in Section
         7.6(c), the maximum amount of Damages that the Sellers shall, in the aggregate, be required to pay to the Purchaser Indemnitees pursuant to
         Section 7.2(a) shall be an amount equal to (i) Four Million Dollars ($4,000,000.00) plus (ii) the Earnout Payments.

                                    (c) Notwithstanding the provisions of
         Sections 7.6(a) and 7.6(b), (i) Sections 7.6(a) and 7.6(b) shall not apply with regard to any Tax Claims or any claim attributable to the fraud of any of the Sellers, (ii) Section 7.6(a) shall not apply to any claims which are made by any Purchaser Indemnitee pursuant to Section 7.2(a) to the extent that such claims are based upon a Breach of any of the representations or warranties set forth in Section 3.2, and (iii)
         Section 7.6(b) shall not apply to any claims which are made by any Purchaser Indemnitee pursuant to Section 7.2(a) to the extent that such claims are based upon a Breach of any of the representations or warranties set forth in Sections 3.2, 3.6(a)(i), 3.18(b)(i), 3.18(b)(v) or 3.18(c).

                  7.7 Procedure for Indemnification - Third Party Claims.

                                    (a) All claims for indemnification under
         this Agreement shall be governed by the procedures set forth in this
         Section 7.7.

                                    (b) When a party seeking indemnification
         under Sections 7.2, 7.3 or 7.4 (the "Indemnified Party") receives notice of any claims made by third parties ("Third Party Claims") or has any other claim for indemnification other than a Third Party Claim, which is or may be the basis of a claim for indemnification hereunder, the Indemnified Party shall promptly deliver a Claim Notice to the other party (the "Indemnifying Party"); provided, however, that the failure of the Indemnified Party to promptly deliver a Claim Notice as provided herein shall not relieve the Indemnifying Party of any of its obligations hereunder unless and only to the extent that the Indemnifying Party shall have been prejudiced thereby. Upon receipt of a Claim Notice from the Indemnified Party with respect to a Third Party Claim, the Indemnifying Party may, but shall not be required to, assume the defense of such Third Party Claim. Should the Indemnifying Party elect to undertake the defense of any Third Party Claim, it shall use counsel of its choice but reasonably acceptable to the Indemnified Party, and the Indemnifying Party shall pay all reasonable costs and expenses thereof

         (including the reasonable costs and expenses incurred by the Indemnified Party in connection with the defense of such Third Party Claim prior to the assumption of such defense by the Indemnifying Party) and shall be fully responsible for the outcome thereof; provided, however, that in such case, the Indemnifying Party shall have no obligation to pay any further costs or expenses of legal counsel of the Indemnified Party thereafter incurred in connection with such defense. An Indemnifying Party's right to assume the defense of any Third Party Claim is conditioned upon (i) the Indemnifying Party acknowledging in writing to the Indemnified Party, without qualification or limitation, its obligation to indemnify the Indemnified Party for all Damages arising from such Third Party Claim and (ii) the Indemnifying Party providing the Indemnified Party with security or other satisfactory assurances that it has the financial ability to fully indemnify the Indemnified Party for such Damages. No compromise or settlement in respect of any Third Party Claims may be effected by the Indemnifying Party without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld or delayed). The Indemnifying Party shall give notice to the Indemnified Party as to its intention to assume the defense of any Third Party Claims within ten (10) days after the date of receipt of the Indemnified Party's Claim Notice in respect of such Third Party Claims. If an Indemnifying Party does not, within ten (10) days after the Indemnified Party's Claim Notice is given, give notice to the Indemnified Party of its assumption of the defense of the Third Party Claims, the Indemnifying Party shall be deemed to have waived its right to control the defense thereof. If the Indemnified Party assumes the defense of any Third Party Claims because of the failure of the Indemnifying Party to do so in accordance with this Section 7.7(b), it may do so in such manner as it may deem appropriate, and the Indemnifying Party shall pay all costs and expenses of such defense. The Indemnifying Party shall have no liability with respect to any compromise or settlement of a Third Party Claim that is effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

                                    (c) Notwithstanding the provisions of
         Section 7.7(b), with respect to any Third Party Claim that the Indemnifying Party is defending, the Indemnified Party shall have the right to retain separate counsel to represent it and the Indemnifying Party shall pay the reasonable fees and expenses of such separate counsel, but only if, and to the extent that (ii) the Indemnifying Party shall not have engaged counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable amount of time after the Indemnified Party's Claim Notice is given or (iii) the Indemnifying Party shall authorize, in writing, the Indemnified Party to engage separate counsel at the Indemnifying Party's expense.

                                    (d) If the Indemnified Party desires to
         settle any Third Party Claim (whether or not contested by the Indemnifying Party), the Indemnified Party shall advise the Indemnifying Party in writing of the amount it proposes to pay in settlement thereof. If such proposed settlement is unsatisfactory to the Indemnifying Party, it shall have the right, at its expense, reasonably to contest (or continue to contest) such Third Party Claim by giving written notice of such election to the Indemnified Party within fifteen (15) days after the Indemnifying Party's receipt of the advice of the proposed settlement. If the Indemnifying Party does not deliver such written notice within fifteen (15) days after receipt of such advice, or if the Indemnifying Party, after having given such notice to the Indemnified Party, fails to defend, settle or pay such Third Party Claim, the Indemnified Party may offer the proposed settlement to the third party making such Third Party Claim. If the proposed settlement is not accepted by the party making such Third Party Claim, any new proposed settlement figure which the Indemnified Party may wish to present to the party making such Third Party Claim shall first be presented to the Indemnifying Party who shall have the right, subject to the conditions set forth in this Section 7.7(d), reasonably to contest such Third Party Claim. In all such events, the Indemnifying Party shall indemnify the Indemnified Party and hold it harmless against and from any and all costs of defense, payment or settlement, including reasonable attorneys' fees incurred in connection therewith.

                                    (e) The Indemnifying Party may settle any
         Third Party Claim only if it has agreed to contest the claim in accordance with Section 7.7(b) above. If any Indemnifying Party desires to settle any Third Party Claim, the Indemnifying Party shall not, without the Indemnified Party's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), (i) settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a written release from all liability in respect of such proceeding, claim or demand or
         (ii) settle or compromise any such proceeding, claim or demand, in any manner that would be reasonably likely to adversely affect the Indemnified Party other than as a result of money damages or other money payments which are fully indemnified against by the Indemnifying Party.

                                    (f) Notwithstanding the foregoing, if an
         Indemnified Party determines in good faith that there is a reasonable probability that a Third Party Claim may adversely affect it or any of its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, or if an Indemnified Party reasonably believes that it may not receive the indemnification to which it may be entitled from the Indemnifying Party, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Party will not be bound by any compromise or settlement of a Third Party Claim so defended if such compromise or settlement is effected without its consent (which consent may not be unreasonably withheld or delayed).

                  7.8 Exclusive Remedy; Etc.

                                    (a) Except as specifically set forth in
         Section 7.8(c), the sole and exclusive remedy of Purchaser and the Sellers for any all claims or Damages relating to or arising out of or in connection with this Agreement or any of the Related Agreements or Contemplated Transactions and the facts and circumstances relating and pertaining thereto (whether any such claim may be made in contract, breach of warranty, tort or otherwise) shall be an action for indemnity pursuant to this Section 7, which shall be governed and limited by this
         Section 7.

                                    (b) Notwithstanding the provisions of
         Section 7.8(a), each party shall be entitled to pursue those equitable or other remedies that may otherwise be available to it pursuant to the provisions of the Agreements Not to Compete, the Employment Agreements or the Confidentiality and Noncompete Agreements.

                  7.9 Set-Off. Purchaser will have the right to set off against and reduce any sums that may be payable by it to any of the Sellers from time to time pursuant to this Agreement (including the Three Million Dollar ($3,000,000.00) deferred payment due pursuant to Section 2.2(b) and any of the Earnout Payments) for any claims that it may have from time to time against any of the Sellers, whether pursuant to this Section 7 or otherwise.

                  7.10 Form of Indemnification Payments. Except to the extent the Damages for claims of Purchaser against the Sellers under this Section 7 exceed Three Million Dollars ($3,000,000.00), the Purchaser Indemnitees shall have the right to seek indemnification from the Sellers for claims against the Sellers under this Section 7 only by setting-off against the Three Million Dollar ($3,000,000.00) deferred payment payable pursuant to Section 2.2(b). However, with regard to claims for Damages with respect to which a Purchaser Indemnitee gives a Claim Notice after Purchaser's payment of the Three Million Dollar ($3,000,000.00) deferred payment described in Section 2.2(b) or to the extent that the aggregate amount of Damages for claims against the Sellers pursuant to this Section 7 exceeds Three Million Dollars ($3,000,000.00), the Purchaser Indemnitees may elect to proceed against the Sellers for such excess (rather than, but not in lieu of, setting-off against any Earnout Payments that may be payable to Sellers hereunder), provided however, that with respect to any such claims or excess Damages the maximum amount of Damages that any particular Seller shall be required to pay to the Purchaser Indemnitees shall not exceed an amount equal to (a) One Million Dollars ($1,000,000.00) multiplied by the percentage set forth opposite such Seller's name on Schedule 2.2(a) plus (b) the Earnout Payments multiplied by the percentage set forth opposite such Seller's name on Schedule 2.2(a).

                  7.11 Waiver of Trial by Jury. Each party to this Agreement agrees that any suit, action, or proceeding, whether claim or counterclaim, brought or instituted by any party hereto, or any successor or assign of any party on or with respect to this Agreement or any other document which in any way relates, directly or indirectly, to the transactions contemplated herein, shall be tried only by a court and not a jury. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY SUCH SUIT, ACTION, OR PROCEEDING.

                  7.12 Limited Liability of Certain Sellers. Anything to the contrary set forth in this Section 7 notwithstanding, none of the Sellers, other than

Daniel J. Scanlon, Scott C. McCarty, Michael T. Long and Kevin J. O'Shea, will be liable to the Purchaser Indemnitees under Section 7.2(a) for any Breaches of any of the representations or warranties of the Sellers under this Agreement unless such Seller Breaches any of the representations and warranties set forth in Section 3.2(b). With regard to any such Seller that Breaches any of the representations and warranties set forth in Section 3.2(b), (a) Purchaser will have all rights and remedies against such Seller with respect to such Breach that are available to Purchaser under this Agreement including those set forth in Section 7.9 and (b) such Seller's liability to the Purchaser Indemnitees for such Breach will not exceed an amount equal to (i) Four Million Dollars ($4,000,000.00) multiplied by the percentage set forth opposite such Seller's name on Schedule 2.2(a) plus (ii) the Earnout Payments multiplied by the percentage set forth opposite such Seller's name on Schedule 2.2(a). Nothing set forth in this Section 7.12 shall alter, affect or limit, in any way, any of the rights or remedies that any of the Purchaser Indemnitees may have against Daniel
J. Scanlon, Scott C. McCarty, Michael T. Long or Kevin J. O'Shea under this Agreement, nor will this Section 7.12 alter, affect or limit any rights or remedies that any of the Purchaser Indemnitees may have against any of the Sellers for their Breach of any of their respective obligations under any Related Agreement (including the Agreements Not to Compete and the Confidentiality and Noncompete Agreements).

         8. GENERAL PROVISIONS

                  8.1 Seller Representatives; Power of Attorney. Each of the Sellers hereby irrevocably makes, constitutes, and appoints Daniel J. Scanlon and Scott C. McCarty as the Seller Representatives and irrevocably authorizes and empowers the Seller Representatives to receive all demands and notices on or with respect to the Sellers hereunder as such Sellers' true and lawful attorneys-in-fact and agents, and for such Seller and in such Seller's name, to
(a) endorse for assignment and transfer to Purchaser the stock certificates representing the Purchased Shares owned by such Seller for purposes of facilitating compliance with the provisions of Section 2.3(a)(i), (b) receive all demands, notices or other communications directed to such Seller under this Agreement and to take any action (or to determine to refrain from taking any action) with respect thereto as they may deem appropriate as effectively as such Seller could act for himself or herself (including, without limitation, the settlement or compromise of any dispute or controversy) and (c) execute and deliver all instruments and documents of every kind incident to the foregoing with the same effect as if such Seller had executed and delivered such instruments and documents personally. Accordingly, any demands, notices or other communications directed to the Sellers hereunder shall be deemed effective if given to the Seller Representatives. Upon the death, resignation or incapacity of either of the Seller Representatives, a successor shall be appointed by the remaining Sellers within the thirty (30) day period immediately following the date of such death, resignation or incapacity, and such successor shall either be a Seller or any other Person reasonably acceptable to Purchaser who shall agree in writing to accept such appointment in accordance with the terms hereof. The resignation of any Seller Representative shall not be effective until a successor Seller Representative has been appointed, and has accepted such appointment in accordance with the provisions of this Section 8.1. The selection of a successor Seller Representative appointed in any manner permitted in this Section 8.1 shall be final and binding upon all of the Sellers and written notice of such selection and appointment shall be provided to Purchaser promptly.

                  8.2 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with (a) the preparation, negotiation, execution, and performance of this Agreement and (b) any of the Contemplated Transactions, including all fees and expenses of agents, Representatives, counsel, and accountants and in no event shall any such costs of the Sellers be paid, directly or indirectly, by ICTI.

                  8.3 Public Announcements. Any public announcement or similar publicity with respect to this Agreement, the Contemplated Transactions or any of the terms thereof will be issued, if at all, at such time, in such manner and shall include only such information as Purchaser and the Sellers shall mutually agree upon in writing. Unless consented to by the other party in advance in writing or required by Legal Requirements, Purchaser and the Sellers shall keep this Agreement strictly confidential and neither Purchaser nor the Sellers will make, or cause to be made, any disclosure of this Agreement or any of its terms to any Person. Anything to the contrary set forth in this Section 8.3 notwithstanding, in no event shall any party be permitted to announce publicly the Purchase Price without the prior written consent of the other parties unless required by applicable Legal Requirements.

                  8.4 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt), (b) three (3) days after being deposited in the mails, if sent by certified mail, with return receipt requested, (c) upon confirmed receipt, if sent by facsimile transmission, or (d) one (1) day after sending, if sent by a nationally recognized overnight delivery service (receipt requested) specifying next day delivery, in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties):

         If to the Sellers:         Daniel J. Scanlon and Scott C. McCarty
                                    Seller Representatives
                                    20 Nassau Street, Suite 10
                                    Princeton, New Jersey  08540
                                    Fax No. (609) 430-1245

         with a copy to:            Morgan, Lewis & Bockius LLP
                                    214 Carnegie Center
                                    Princeton, New Jersey  08540
                                    Fax No. (609) 520-6639
                                    Attention: Steven M. Cohen, Esquire

         If to Purchaser:           Galen Incorporated
                                    2661 Audubon Road
                                    Audubon, Pennsylvania  19403
                                    Fax No. (610) 666-9501
                                    Attention:  Richard McCann,
                                                Chief Financial Officer

         with a copy to:.           Stevens & Lee, P.C.
                                    P.O. Box 679
                                    Reading, Pennsylvania  19603
                                    Fax No. (610) 376-5610
                                    Attention:  Ernest J. Choquette, Esquire
                                                John A. Harenza, Esquire

                  8.5 Jurisdiction; Service of Process. Any suit, action or other Proceeding seeking to enforce any provision of, or based upon any right arising out of, in connection with, or in any way relating to, this Agreement shall be brought only in the United States District Court for the Eastern District of Pennsylvania in

Philadelphia, Pennsylvania. Each party hereby irrevocably consents and submits to the jurisdiction and venue of such courts and irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any suit, action or Proceeding brought in such courts and any claim that such suit, action or Proceeding brought in such courts has been brought in an inconvenient forum or that such courts lack jurisdiction.

                  8.6 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Related Agreements and the documents referred to in this Agreement and the Related Agreements.

                  8.7 Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

                  8.8 Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the Related Agreements) a complete and exclusive statement of the terms of the agreement between the parties with respect to its and their subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                  8.9 Assignments, Successors, and No Third-Party Rights. None of the parties may assign or otherwise transfer any of their respective rights under this Agreement without the prior consent of the other parties; provided, however, that Purchaser, without the consent of the Sellers, shall be permitted to pledge and assign any or all of Purchaser's rights hereunder to any of its Affiliates or to any financial institutions now or hereafter providing financing to Purchaser or to Galen Holdings or to the consolidated group of corporations of which they are a member as collateral security for their obligations to such institutions. Any attempted assignment in contravention of the foregoing restrictions on assignment or transfer shall be null and void. Subject to the two preceding sentences, this

Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors, permitted assigns, heirs, executors, and personal representatives of the parties. Except as provided in this Section 8.9, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors, permitted assigns, heirs, executors, and personal representatives.

                  8.10 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  8.11 Section Headings, Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.

                  8.12 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  8.13 Governing Law. This Agreement will be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its principles pertaining to conflict of laws.

                  8.14 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Any party to this Agreement, as well as Galen Holdings who is a party to the Guaranty appended hereto, may deliver an executed copy hereof, the Guaranty and of any of the Related Agreements by facsimile transmission to another party hereto or thereto and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement, the Guaranty or of any other Related Agreement.

                  8.15 Records Retention. For a period of seven (7) years after the Closing Date, Purchaser shall afford to the Seller Representatives reasonable


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
access to, and Purchaser shall retain and shall not destroy, all of the books, records, Governmental Authorizations, Tax Returns, reports, data, materials, and documents which relate to the Business prior to the Closing Date for purposes of preparing Tax Returns and any audit thereof.



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
         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                       GALEN INCORPORATED

                                       By  /s/ Geoffrey Elliot
                                          --------------------------------------
                                           Geoffrey Elliot, Vice President

                                       Attest:  /s/ Richard McCann
                                               ---------------------------------
                                                Richard McCann, Secretary

                                       /s/ Daniel J. Scanlon              (SEAL)
                                       -----------------------------------------
                                       Daniel J. Scanlon

                                       /s/ Scott C. McCarty               (SEAL)
                                       -----------------------------------------
                                       Scott C. McCarty

                                       /s/ Michael T. Long                (SEAL)
                                       -----------------------------------------
                                       Michael T. Long

                                       /s/ Kevin J. O'Shea                (SEAL)
                                       -----------------------------------------
                                       Kevin J. O'Shea

                                       /s/ Stacy Albanir                  (SEAL)
                                       -----------------------------------------
                                       Stacy Albanir

                                       /s/ Stacey K. Cipollone            (SEAL)
                                       -----------------------------------------
                                       Stacey K. Cipollone

                                       /s/ Susan S. Davey                 (SEAL)
                                       -----------------------------------------
                                       Susan S. Davey

                       [SIGNATURES CONTINUED ON NEXT PAGE]

                                       /s/ Thomas F. Farley               (SEAL)
                                       -----------------------------------------
                                       Thomas F. Farley

                                       /s/ Rene L. Guerster               (SEAL)
                                       -----------------------------------------
                                       Rene L. Guerster

                                       /s/ Angela M. Jacobs               (SEAL)
                                       -----------------------------------------
                                       Angela M. Jacobs

                                       /s/ Declan P. Loughrey             (SEAL)
                                       -----------------------------------------
                                       Declan P. Loughrey

                                       /s/ Craig M. Mooney                (SEAL)
                                       -----------------------------------------
                                       Craig M. Mooney

                                       /s/ Maureen R. O'Malley            (SEAL)
                                       -----------------------------------------
                                       Maureen R. O'Malley

                                       /s/ Hilary A. Rosenthal            (SEAL)
                                       -----------------------------------------
                                       Hilary A. Rosenthal

                                       /s/ April E. Ruby                  (SEAL)
                                       -----------------------------------------
                                       April E. Ruby

                                       /s/ Susan J. MacIntyre-Schwartzman (SEAL)
                                       -----------------------------------------
                                       Susan J. MacIntyre-Schwartzman

                                       /s/ Michelle R. Weber              (SEAL)
                                       -----------------------------------------
                                       Michelle R. Weber

                                       /s/ Isaac Gary Barron              (SEAL)
                                       -----------------------------------------
                                       Isaac Gary Barron

                                       /s/ Lavesh K. Bhola                (SEAL)
                                       -----------------------------------------
                                       Lavesh K. Bhola

                                       /s/ Gerard B. Dutka                (SEAL)
                                       -----------------------------------------
                                       Gerard B. Dutka

                                       /s/ Jonathan C. Knapp              (SEAL)
                                       -----------------------------------------
                                       Jonathan C. Knapp

                                       /s/ Renee Inez Leader              (SEAL)
                                       -----------------------------------------
                                       Renee Inez Leader

                                       /s/ James T. Mancini               (SEAL)
                                       -----------------------------------------
                                       James T. Mancini

                                       /s/ Jamey McCarty                  (SEAL)
                                       -----------------------------------------
                                       Jamey McCarty

                                       /s/ Edward Patterson               (SEAL)
                                       -----------------------------------------
                                       Edward Patterson

                                       /s/ Mai A. Qaraman                 (SEAL)
                                       -----------------------------------------
                                       Mai A. Qaraman

                                       /s/ Robert J. Schellenberg         (SEAL)
                                       -----------------------------------------
                                       Robert J. Schellenberg

                                    GUARANTY

                  Reference is made to the foregoing Share Purchase Agreement dated as of April 30, 1999 (the "Purchase Agreement") among Galen Incorporated ("Purchaser") and the individuals identified on Exhibit "A" attached to the Purchase Agreement (collectively, the "Sellers") pursuant to which, among other things, Purchaser has agreed to purchase from the Sellers all of the issued and outstanding shares of capital stock of Interactive Clinical Technologies, Inc., a New Jersey corporation ("ICTI"). Capitalized terms used in this Guaranty which are not defined herein shall have the respective meanings assigned to them in the Purchase Agreement.

                  To induce the Sellers to enter into the Purchase Agreement and to perform their respective obligations thereunder, the undersigned, GALEN HOLDINGS, PLC, a corporation organized under the laws of the United Kingdom and the ultimate parent corporation of Purchaser ("Guarantor"), hereby guarantees to the Sellers the prompt payment and performance, when due, of Purchaser's obligation to pay the deferred portion of the Purchase Price described in Sections 2.2(b) and 2.2(c) of the Purchase Agreement, subject, however, to Purchaser's set-off rights described in Section 7.9 of the Purchase Agreement.

                  IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed by its appropriate officers as of the 30th day of April, 1999.

                                        GALEN HOLDINGS, PLC

                                        By: /s/ Geoffrey Elliot
                                                Name: Geoffrey Elliot
                                                Title: Group Financial Director

                                        Attest: /s/ Stephen Campbell
                                                Name: Stephen Campbell
                                                Title: Secretary